UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CNB Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14-a6(i)(1) and 0-11.

1 South Second Street
P.O. Box 42
Clearfield, PA 16830
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held virtually only via a live webcast exclusively at http://www.viewproxy.com/CNBFinancial/2023/vm. Please register in advance of the virtual meeting by visiting www.viewproxy.com/CNBFinancial/2023. For procedures on attending the virtual meeting, please refer to the section titled “About the Meeting” beginning on page 1. The virtual meeting will be held on Tuesday, April 18, 2023, beginning at 2:00 p.m. (EDT) for the following purposes:
1.ELECTION OF DIRECTORS: To elect the four Class 1 directors to serve until the Annual Meeting in the year 2026 or until their respective successors are elected and qualified and one Class 3 director to serve until the Annual Meeting in 2024 or until his successor is elected and qualified.
2.SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, and compensation tables, and related narrative executive compensation disclosures contained in the Proxy Statement (a “say-on-pay” vote).
3.RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the year ending December 31, 2023.
4.TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors of CNB Financial Corporation fixed February 21, 2023, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
The Annual Report on Form 10-K for the year ended December 31, 2022, the 2022 Annual Report, and the Proxy Statement and form of proxy for the meeting are enclosed.
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MEETING. PLEASE RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND THREE DESCRIBED ABOVE. YOU MAY WITHDRAW OR CHANGE YOUR PROXY AT ANY TIME BEFORE IT IS OFFICIALLY REGISTERED AS VOTED BY SO NOTIFYING THE SECRETARY AND VOTING YOUR SHARES WHILE THE POLLS ARE OPEN DURING THE VIRTUAL ANNUAL MEETING.
By Order of the Board,

Richard L. Greslick, Jr., Secretary
Clearfield, Pennsylvania
March 9, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held virtually only on April 18, 2023. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our separate 2022 Annual Report document which includes, among other information, listings of the Directors and Officers of CNB Financial Corporation and its subsidiaries, are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION
1 SOUTH SECOND STREET
CLEARFIELD, PA 16830-0042
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY
TUESDAY, APRIL 18, 2023, 2:00 p.m. (EDT)
ABOUT THE MEETING
General Information
This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 18, 2023 at 2:00 p.m. (EDT).
The Corporation is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, 1 South Second Street, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (“CNB Bank” or the “Bank”), CNB Securities Corporation, CNB Risk Management, Inc., Holiday Financial Services Corporation and CNB Insurance Agency.
Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors;” FOR approval of the non-binding advisory resolution on the compensation program for our NEOs (as defined below) under the caption: “Proposal 2. Advisory Vote on Executive Compensation;” and FOR ratification of the appointment of our independent registered public accounting firm for the year 2023 under the caption: “Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm.” The Board is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action at the Annual Meeting.
Solicitation
The enclosed proxy is being solicited by the Board. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was on or around March 9, 2023.
Quorum; Voting
A quorum for the transaction of business at the Annual Meeting will require the presence, through virtual confirmed attendance, or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all matters under consideration at the Annual Meeting. Shareholders have one vote for each share held.
Revocation of Proxies
The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you virtually attend the meeting, you have the right to revoke your proxy and cast your vote personally using the instructions included under the section titled “Attending the Virtual Annual Meeting” which begins on page 2 of this Proxy Statement. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date
The securities that can be voted at the Annual Meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board has fixed the close of business on February 21, 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 21,217,777 shares of common stock then outstanding and eligible to be voted at the Annual Meeting. As of that date, all executive officers and directors of the Corporation as a group (22 persons) beneficially owned 599,690 shares, or 2.83%, of the total number of outstanding shares.
Voting Procedures
Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without virtually attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.
•Voting by internet or telephone - You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
•Voting by mail - You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.
The proposal to ratify the appointment of independent auditors (Proposal 3) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the proposals with respect to the election of directors (Proposal 1) and “say-on-pay” (Proposal 2) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.
Attending the Virtual Annual Meeting
Shareholders at the virtual Annual Meeting will have the same rights as at an in-person meeting, including the rights to vote and ask questions at the virtual meeting. Both shareholders of record and street name shareholders who wish to virtually attend the Annual Meeting will need to register to be able to attend the Annual Meeting via live webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting by following the instructions below.
If you are a shareholder of record, you must:
•Follow the instructions provided on your Notice or proxy card to first register at www.viewproxy.com/CNBFinancial/2023 by 11:59 p.m. (EDT) on April 17, 2023. You will need to enter your name, phone number, virtual control number (included on your Notice or proxy card) and email address as part of the registration, following which, you will receive an email confirmation of your registration, as well as a password to virtually attend the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email registration confirmation at http://www.viewproxy.com/CNBFinancial/2023/VM (you will need the password provided to you after you have registered to attend).
•If you wish to vote your shares electronically during the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the 16 digit virtual control number included on your Notice or proxy card).

If you are a street name shareholder, you must:
•Obtain a legal proxy from your broker, bank or other nominee.
•Register at www.viewproxy.com/CNBFinancial/2023 by 11:59 p.m. (EDT) on April 17, 2023. You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration, following which, you will receive an email confirming your registration, your virtual control number, as well as the password to virtually attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will be unable to vote your shares electronically at the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/CNBFinancial/2023/VM (you will need the virtual control number assigned to you in your registration confirmation email).
•If you wish to vote your shares electronically at the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email). Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting are posted on www.viewproxy.com/CNBFinancial/2023 under Frequently Asked Questions (FAQ). The Annual Meeting live webcast will begin promptly at 2:00 p.m. (EDT) on April 18, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:30 p.m. (EDT), and you should allow ample time for the check-in procedures.
Live Q&A
You may ask questions during the virtual meeting by following the instructions that will be available on the virtual meeting website during the meeting. We will answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. Off-topic, personal or other inappropriate questions will not be answered.
Technical Assistance
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live webcast. Please be sure to check in by 1:30 p.m. (EDT) on April 18, 2023, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 1-866-612-8937.
The platform we are using for the Annual Meeting live webcast will require you to install a software or have the ability to run a temporary application in order for you to join the Annual Meeting live webcast. If you have not registered to attend the meeting, but would like to listen in only on the day of the meeting at 2:00 p.m. the toll-free number and access code will be displayed on the site www.viewproxy.com/CNBFinancial/2023.
Obtaining an Annual Report on Form 10-K
The Corporation is required to file an Annual Report on Form 10-K (the “Form 10-K”) for the 2022 fiscal year with the U.S. Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our 2022 Annual Report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS
The Bylaws of the Corporation (the “Bylaws”) provide that the Board shall consist of not less than nine nor more than twenty-four persons. The Board has acted to fix the number of directors for the ensuing year at twelve, including ten independent directors and two directors who are also members of the Corporation’s management team.
The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board has elected to fix the number of each class of directors at four. One class of directors is to be elected annually for a three-year term and until their successors are elected and qualified, or until their earlier death, resignation, removal or achievement of the mandatory retirement age of 70. The four Class 1 nominees named below are nominated to serve as Class 1 directors to hold office for a three-year term expiring at the third succeeding annual meeting (in the year 2026). The one Class 3 nominee named below is nominated to serve as a Class 3 director to hold office for a one-year term expiring at the next annual meeting (in the year 2024). The Class 3 nominee replaces a previously elected Class 3 director who retired from the Board as of December 31, 2022. Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board may select among those recommended by the Corporate Governance/Nominating Committee.
Information as to Nominees and Other Directors
The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2022, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.
Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that such person should serve as a director as of the time of filing of this Proxy Statement. The Corporate Governance/Nominating Committee believes that each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board’s judgment, meet the standards for independence as required by NASDAQ.
NOMINEES:
The following Class 1 directors for a three-year term expiring at the time of the annual meeting in 2026.

Name	Age at December 31, 2022	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Peter F. Smith Independent Director	68	Chairperson of the Board Attorney at Law	—	9/12/1989
Jeffrey S. Powell Independent Director	58	President, J.J. Powell, Inc. (Petroleum Distributor)	—	12/27/1994
Francis X. Straub, III Independent Director	62	President/CEO of U.S. Complete Care Inc.	—	4/19/2015
Peter C. Varischetti Independent Director	53	President, Varischetti Holdings, LP	—	8/11/2015
.

The following Class 3 director for a one-year term expiring at the time of the annual meeting in 2024.

Name	Age at December 31, 2022	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Michael D. Peduzzi	57	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank President & Chief Operating Officer, CNB Bank Senior Vice President and Chief Financial Officer, Mid Penn Bancorp, Inc	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank President & Chief Operating Officer, CNB Bank	1/1/2023
Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as a panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations. Mr. Smith’s legal experience provides the Board with valuable insight into legal matters affecting it and its markets. Mr. Smith has strong corporate governance, lending and financial experience resulting from serving on the Board for over thirty years.
Michael D. Peduzzi joined CNB Financial Corporation as the President and Chief Operating Officer of CNB Bank in August 2021. He became CEO of CNB Bank on July 1, 2022, and became President and CEO of CNB Financial Corporation on December 31, 2022. Mr. Peduzzi has over 30 years of experience working for companies in the banking and financial services industry while maintaining his Certified Public Accounting license continuously throughout that same period. Prior to joining the Bank, Mr. Peduzzi served as an executive at other publicly-held financial institutions, including as the Senior Vice President and Chief Financial Officer of Mid Penn Bancorp, Inc. from 2016 through August 2021. He has also held Executive and Chief Financial Officer roles at Codorus Valley Bancorp and Union National Financial Corp, and was the Corporate Audit Executive for Keystone Financial Inc. Mr. Peduzzi graduated from The Pennsylvania State University with a Bachelor of Science degree in Accounting. He is a Pennsylvania-licensed Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.
Jeffrey S. Powell serves as Audit Committee Chairperson. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry provide strong knowledge regarding finance, operations compliance and planning to the Board.
Francis X. Straub, III is President/CEO of U.S. Complete Care Inc. Mr. Straub brings a diverse background in healthcare and entrepreneurial culture, which began in his family’s pharmacy over 40 years ago. Mr. Straub holds a Bachelor of Science degree in the field of pharmacy from Duquesne University and is a licensed pharmacist. He has served on numerous charitable and public service boards and currently serves as Chairman of the Board of Directors at Value Drug Company, board member on the Penn Highlands Northern Regional board and board member of Straub Brewery Inc. Additionally, Mr. Straub is involved with industrial manufacturing, oil and gas production, medical services and commercial real estate development.
Peter C. Varischetti is the President of Varischetti Holdings, LP, a privately held holding company that includes businesses in the manufacturing industry, gas field services, fabrication, electrical contracting, automation & control systems, and real estate. Mr. Varischetti is also a director and officer of Guardian Healthcare Holdings, Inc., a healthcare services company providing skilled nursing, rehabilitation, pharmacy, and healthcare staffing services to communities in Pennsylvania and West Virginia. Additionally, Mr. Varischetti is the President of Varischetti Sports, LLC, which owns a minority interest in the Pittsburgh Steelers. A member of the Board of Trustees for the University of Pittsburgh, Mr. Varischetti is chairman of the Property and Facilities Committee and the School of Health and Rehabilitation Sciences Board of Visitors, and also serves on their Governance and Nominating Committee. Mr. Varischetti has served on numerous charitable and public service boards and currently serves as chairman of the Brockway Center for Arts and Technology. Additionally, he serves on the Erie Diocesan Finance Council, the Parish Finance Council of St. Tobias Church, and the Finance Committee of DuBois Central Catholic. Mr. Varischetti also serves on the Board of Directors for the Frank Varischetti Foundation. He holds a Bachelor of Science degree in Business Administration and Psychology from the University of Pittsburgh.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.
Vote Required
Under our Bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that director nominee). For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee’s election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of directors.
If an incumbent director fails to be reelected by a majority of votes cast, that director is required under our Bylaws to promptly deliver to the Board his or her irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the Corporate Governance/Nominating Committee. The Board is required to act on such director’s resignation within 90 days after the election results are certified.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR each of the foregoing nominees

The following Class 3 directors’ terms expire at the time of the annual meeting in 2024.

Name	Age at December 31, 2022	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joel E. Peterson Independent Director	64	President, Clearfield Wholesale Paper (Wholesaler)	—	9/13/2011
Richard B. Seager Independent Director	65	Owner, Ritri Holdings, LLC President and CEO, Journey Health System (Mental Health)	—	12/14/2010
Michael Obi Independent Director	55	President, UBIZ Venture Capital; Chief Executive Officer, Spectrum Global Solutions	—	9/14/2021
Joel E. Peterson is a graduate of The Pennsylvania State University with a major in Accounting and Marketing. He is the Chairman/CEO of Clearfield Wholesale Paper Company, a fourth-generation 100 year old business that serves suppliers in several states. His previous employment was in banking for several years as a credit and loan origination analyst. Currently, he serves on the DuBois Educational Foundation as the Development Committee Chair and previously served as the Chairman of the Clearfield Jefferson Regional Airport Authority with duties that included working with state and federal agencies. He has also served as President of the Bucktail Council of the Boy Scouts of America and President of the Clearfield YMCA. Mr. Peterson, by virtue of his executive service and business and community involvement in our CNB market, brings meaningful corporate governance experience to the Board.
Richard B. Seager has over 30 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. He obtained his Bachelor of Science degree from Gannon University. Mr. Seager provides the Board with knowledge of the market area and strong governance experience as a result of his executive experience as President and Chief Executive Officer of multiple companies.
Michael Obi is President of UBIZ Venture Capital and Chief Executive Officer of Spectrum Global Holdings, LLC, in Cleveland, Ohio. He has seventeen years of experience working in banking and financial services including executive leadership positions at KeyBank, Bank of America, Wells Fargo and SunTrust. Prior to launching Spectrum Global Holdings, LLC, he served as Senior Vice President for KeyBank’s Retail and Business Banking Segments. Mr. Obi obtained both his Bachelor of Science degree in Accounting and Master of Business Administration from the Coggins School of Business at the University of North Florida in Jacksonville, Florida. Mr. Obi has served and continues to serve on various boards within the Cleveland community. He is also an economic development advisor for the Urban League of Greater Cleveland. The Board believes that Mr. Obi, through his extensive experience in all areas of banking, including retail, commercial, operations and finance, provides a significant depth of knowledge of the industry to the Board.
The following Class 2 directors’ terms expire at the time of the annual meeting in 2025.

Name	Age at December 31, 2022	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Richard L. Greslick, Jr.	46	Senior Executive Vice President, Chief Operational Officer and Secretary, CNB Financial Corp. and CNB Bank	Senior Executive Vice President, Chief Operational Officer and Secretary, CNB Financial Corp. and CNB Bank	1/1/2012
Deborah Dick Pontzer Independent Director	62	President of Grow Rural PA Economic & Workforce Specialist for Congressman Glenn Thompson	—	6/10/2003
Nicholas N. Scott Independent Director	50	Vice President/Owner Scott Enterprises (Hospitality Industry)	—	5/14/2013
Julie M. Young Independent Director	49	Employment Attorney, JMY Law, LLC	—	5/14/2019
Richard L. Greslick, Jr., has been with the Corporation since 1998 and serves as the Senior Executive Vice President & Chief Operating Officer of CNB Bank. Mr. Greslick has served as a director and Secretary of CNB Financial Corporation and director and Senior Executive Vice President of CNB Bank since January 2012. He previously held roles as the Chief Support Officer and Senior Vice President of Administration. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia, Pennsylvania. Mr. Greslick has served and continues to serve on various boards within the community and on the board of the Pennsylvania Banking Industry. Mr. Greslick’s experience as an executive of the Corporation provides him with a thorough knowledge of the Corporation’s opportunities, challenges, and operations.
Deborah Dick Pontzer is the President of Grow Rural PA, specializing in economic and community development. In her current capacity, she works with business, industry, and communities doing strategic planning, identifying and obtaining the resources for impactful, equitable economic growth through infrastructure development, capacity building, job creation, retention and recruitment. Her prior experience includes serving as an economic development and workforce specialist for U.S. Congressmen, John E. Peterson and Glenn Thompson, and as a senior associate for Coopers & Lybrand in the Business Investigation Services unit. She is active in her community, serving on various boards. Ms. Pontzer earned a Bachelor of Arts degree from Mount Holyoke College and a Masters of Business Administration from the American Graduate School of International Management, a division of Arizona State University. Ms. Pontzer’s experience delivering meaningful economic outcomes enables her to provide a valuable perspective to the Board.
Nicholas N. Scott is Vice President/Owner of Scott Enterprises, a family owned-hospitality enterprise based in Erie, Pennsylvania, focused on restaurants and hotels, including two resorts. Mr. Scott has served in this role since 1995. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Board. Mr. Scott also has a degree in Hotel, Restaurant, and Institutional Management from The Pennsylvania State University. Mr. Scott also serves on numerous boards in his community.
Julie M. Young is an attorney specializing in employment law and human resources at JMY Law, LLC. Ms. Young has served in this role since 2016. With over two decades of experience navigating federal and state employment laws, Ms. Young works closely with small and mid-sized businesses to provide comprehensive employment law services. Prior to her current position, Ms. Young practiced employment law at Worley Law, LLC. Ms. Young is a frequent speaker on employment law and human resource topics, from structuring employment agreements, to federal and state compliance considerations and advising on anti-harassment and anti-discrimination policies and practices. Ms. Young is active in her community and also serves as a member of the board of advisors of FCBank, a division of CNB Bank, headquartered in Worthington, Ohio. Ms. Young received a Bachelor of Arts degree from Miami University of Ohio and a Juris Doctorate from The Ohio State University Mortiz College of Law. The Board believes that Ms. Young’s qualifications, including her broad human resources and employment law experience, will provide critical support to the Corporation’s business and strategic goals.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that the Corporation provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of its named executive officers (the “NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term results and long-term growth that are consistent with enhancing shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this Proxy Statement.”
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the compensation of the Corporation’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR the resolution approving on a non-binding advisory basis the compensation of the Corporation’s named executive officers.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is responsible for selecting the Corporation’s independent registered public accounting firm. At its meeting held on March 1, 2023, the Audit Committee appointed FORVIS, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023. Although shareholder approval for this appointment is not required, the Board is submitting the selection of FORVIS, LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.
Crowe LLP was previously the principal accountants for the Corporation. Following a competitive process commenced at the direction of the Audit Committee, on March 4, 2022, the Corporation engaged FORVIS, LLP (formerly BKD, LLP) as the Corporation’s principal accountants for the year ending December 31, 2022. As a result of the engagement of FORVIS, LLP, on March 4, 2022, the Corporation dismissed Crowe LLP as the Corporation’s principal accountants. The decision to change accountants was approved by the Audit Committee on March 4, 2022.
During the two fiscal years ended December 31, 2021, and the subsequent interim period through March 3, 2022, there were no: (1) disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Crowe LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have cause them to make reference to the subject matter of the disagreements in connection with their reports, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).
The audit reports of Crowe LLP on the consolidated financial statements of the Corporation and its subsidiaries as of and for the years ended December 31, 2021 and 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2021 and 2020, and through March 3, 2022, the Corporation did not consult with FORVIS, LLP with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Corporation’s consolidated financial statements, or (2) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
In making the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023, the Audit Committee considered whether FORVIS, LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve the ratification of the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm. For purposes of approving Proposal 3, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2022 was FORVIS, LLP. The Audit Committee had selected FORVIS, LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of FORVIS, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.
Audit Fees
The following table shows the fees paid or accrued by the Corporation for professional services provided by FORVIS, LLP during the fiscal year ended December 31, 2022 and by Crowe LLP during the fiscal year ended December 31, 2021:

	December 31,
	2022	2021
Audit Fees	$415,000	$365,000
Audit-Related Fees	—	15,200
Tax Fees	28,000	7,500
All Other Fees	75,000	7,500
	$518,000	$395,200
Audit fees represent fees for professional services rendered by FORVIS, LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Tax fees relate to the Corporation’s Federal and State income tax compliance. All other fees for 2022 represent fees related to the Corporation’s common equity capital raise in 2022.
Audit fees represent fees for professional services rendered by Crowe LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit-related fees for 2021 represent audit fees for the captive insurance company. Tax fees in 2021 reflect tax compliance services for the captive insurance company. All other fees in 2021 represent fees related to the Corporation’s issuance of subordinated debt in a private placement to certain qualified institutional buyers and accredited investors.
In 2021, the Corporation paid FORVIS, LLP fees totaling $68,293 related to services regarding the Corporation’s allowance for credit losses model valuation and certain tax services.
Auditor Independence
The Audit Committee of the Board believes that the non-audit services provided by FORVIS, LLP were compatible with maintaining the auditor’s independence. None of the time devoted by FORVIS, LLP on its engagement to audit the financial statements for the year ended December 31, 2022 is attributable to work performed by persons other than full-time, permanent employees of FORVIS, LLP. The Audit Committee is responsible for approving any service provided by the Corporation’s independent registered public accounting firm. The Audit Committee pre-approved all services performed by FORVIS, LLP during 2022 and by Crowe LLP during 2021, including those listed in the table above

CORPORATE GOVERNANCE
General
The business and affairs of the Corporation are managed under the direction of the Board. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairperson of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.
The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.
Board Leadership Structure
The Corporation has elected to have two separate individuals as Chief Executive Officer (“CEO”) and Chairperson. The Board believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation. In addition, this structure allows us to draw upon the skills and experiences of both our Chairperson and our CEO, while allowing our CEO to focus on overseeing the Corporation’s day-to-day operations and long-term strategic planning. If in the future the Board, after considering facts and circumstances at that time, appoints the CEO as Chairperson of the Board, we will promptly publicly disclose the appointment.
The Chairperson’s duties and responsibilities include: (1) developing and establishing Board meeting agendas and the appropriate schedule of Board meetings, in consultation with the CEO and the other directors; (2) along with other Board members, engaging in communications with shareholders and other stakeholders, including at our annual meetings; (3) engaging with the CEO, chairs of Board committees, and other members of the Board regarding Board structure; and (4) encouraging professional development of the Board members and executive officers.
Risk Oversight
Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board. Our Board is responsible for overseeing our company-wide approach to the identification, assessment, and management of short-term, intermediate-term, and long-term risks facing the Corporation. The Board recognizes its responsibility for overseeing the assessment and management of risks that may threaten successful execution of our long-term strategies, and the Board consults with outside advisors and experts when necessary
The Corporation’s Enterprise Risk Management (“ERM”) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Board of Directors has established an ERM Policy, Risk Philosophy Statements and Risk Appetite Statements that summarize the risk appetite of the Corporation as well as the expected reward for the risks.
In addition to the ERM program, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.
Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.
Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year.
Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.
Meetings and Committees of the Board
The Board held eleven meetings during 2022. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served. All directors attended the 2022 Annual Meeting of Shareholders.
The Board of the Corporation and the Board of the Bank have three standing joint committees that serve both the Corporation and the Bank, including the Audit, Executive Compensation and Corporate Governance/Nominating Committees. Directors Peter F. Smith, Michael D. Peduzzi, and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except for the Audit, Corporate Governance/Nominating and Executive Compensation Committees as to Mr. Peduzzi and Mr. Greslick.
Audit Committee
The Audit Committee met four times in 2022. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee also is responsible for reviewing and overseeing the Corporation’s privacy, information technology security and cybersecurity risk exposures. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense. The members of the Audit Committee are Jeffrey S. Powell, Chairperson, Peter F. Smith, Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, Richard B. Seager and Peter C. Varischetti. The Corporation’s Board has a written charter for the Audit Committee, which is reviewed annually by the Audit Committee. The charter is available on the Corporation’s website at www.cnbbank.bank.
In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.
The Board has also determined that Mr. Obi qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Mr. Obi is also an independent director.
The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has submitted the following report (the “Audit Committee Report”) for inclusion in this Proxy Statement:
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2022 and has discussed them with management. The Audit Committee has also discussed with FORVIS, LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from FORVIS, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding FORVIS, LLP’s communications with the Audit Committee, and has discussed with FORVIS, LLP their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Submitted by the Audit Committee:

Jeffrey S. Powell, Chairperson	Peter F. Smith	Michael Obi
Joel E. Peterson	Deborah Dick Pontzer	Richard B. Seager
Peter C. Varischetti

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act and shall not be deemed filed under the Exchange Act.
Executive Compensation Committee
The Executive Compensation Committee (the “ECC”) consists of the following independent directors as defined by NASDAQ rules: Michael Obi, Chairperson, Peter F. Smith, Deborah Dick Pontzer, Jeffrey S. Powell, Julie Young and Nicholas N. Scott. The ECC met six times during 2022. See “Compensation Determination Process” for more information about the ECC.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee (the “CGN Committee”) met two times during 2022. The CGN Committee consists of the following independent directors as defined by NASDAQ rules: Peter F. Smith, Chairperson, Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, and Jeffrey S. Powell. The CGN Committee was established by resolution of the Board and recommends to the Board candidates for nomination for election to the Board. Any shareholder who wishes to have the CGN Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the CGN Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 10, 2023 if the shareholder proposes that such candidate be included in the Corporation’s proxy statement. All recommendations are subject to the process described below.
We believe that the quality, focus and diversity of skills, experience, and perspective of the Board have been a key driver of the Corporation’s success and that the strength of the Board is a competitive advantage. The CGN Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board, strategically thinking about board refreshment and succession planning, rather than simply reacting to isolated retirements. The CGN Committee evaluates, among other things, the current Board’s range of skills, education and experience to assess any needs, including increasing the racial, ethnic and gender diversity of the Board and anticipating Board vacancies. In identifying candidates to join the Board, the CGN Committee solicits input from a variety of sources, including existing directors, senior management and formal expressions of interest by individuals that have been communicated to the CGN Committee.
Utilizing the selection criteria set forth below, the CGN Committee selects a prospective candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the CGN Committee meets to determine whether to recommend the candidate to the Board for election or appointment. The Board, excluding all non-independent directors, either accepts or rejects the CGN Committee’s recommendation.
The CGN Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board including, among others, the following minimum criteria:
1.Residency within the market area of CNB Bank.
2.Ability and willingness to commit time necessary to fulfill Board and committee duties.
3.Strong interest in or familiarity with the financial services industry.
4.Successful career in a business or profession, or valuable community knowledge and perspective, suitable to our business and community service plans within the Bank’s market area.
5.Character and reputation.
6.Whether the candidate is “independent” under SEC and NASDAQ rules.
7.Provide expertise in an area needed for the Board.
No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.

The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.
Communications with Directors
Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corp., P.O. Box 42, Clearfield, PA 16830. The Corporate Secretary will regularly forward all such correspondence to the directors.
Director Attendance at Annual Meetings
The Corporation typically schedules a meeting of the Board in conjunction with the annual meeting and expects that the members of the Board will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. All of the individuals then serving as directors attended the 2022 Annual Meeting of Shareholders in April 2022.
Director Education
The Corporation and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of the Corporation and its business. On May 17, 2022, the Board attended a formal training session related to the Bank Secrecy Act of 1970, Office of Foreign Assets Control requirements and anti-money laundering. On October 25, 2022, the Board attended a formal training session related to the roles and responsibilities of the Board. In addition, periodic training sessions for the Board occur during regularly scheduled Board and committee meetings. Topics covered during these trainings in 2022 included information technology, information security, cybersecurity, bank owned life insurance policies and asset-liability management. Finally, individual Board members, at times, attend specialized industry conferences based on their committee assignments and training needs.
Director Skills Summary
Our Board brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

	INDEPENDENT DIRECTORS										INSIDERS
	Smith	Obi	Peterson	Pontzer	Powell	Scott	Seager	Straub	Varischetti	Young	Peduzzi	Greslick
Financial industry experience	X	X									X	X
CEO/business head		X	X		X		X	X	X		X
Business ethics	X	X		X							X
Technology/cybersecurity							X	X			X	X
Human capital management/compensation		X			X		X			X	X	X
Audit Committee financial expert		X
Mergers and acquisitions	X		X			X	X	X	X		X	X
Public company governance				X							X	X
Sales and marketing			X		X	X					X
Legal, legislative or regulatory	X			X					X	X	X	X

Board Diversity Matrix
Our Board views its diversity as an important strength, as our commitment to diversity of experience, gender, and ethnicity is a key driver of the Corporation’s success. The following matrix illustrates the diversity of the Board as of the date of the Annual Meeting of Shareholders.

Total Number of Directors	12

		Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors		2	10	—	—
Part II: Demographic Background
African American or Black		—	1	—	—
Alaskan or Native American		—	—	—	—
Asian		—	—	—	—
Hispanic or Latinx		—	—	—	—
Native Hawaiian or Pacific Islander		—	—	—	—
White		2	9	—	—
Two or More Races or Ethnicities		—	—	—	—
LGBTQ+		—	—	—	—
Did Not Disclose Demographic Background		—	—	—	—
In addition to the valuable perspectives resulting from the diversity of gender and ethnicity on the Board, the CGN Committee seeks to ensure that there is diversity of thought among directors, resulting in more thorough analysis of each issue and better decisions, which in the long-term results in greater shareholder value. The Board and CGN Committee believes that diversity of thought stems from many factors including professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, abilities, and shareholder and community representation that will allow the Board to fulfill its responsibilities.
The Board recognizes and values the importance of diversity and the beneficial impact it has on the long-term success of the Corporation. As such, the Board has commenced a search for qualified, independent directors that identify themselves as a gender other than male (“Qualified Directors”). The Board’s goal is to add such Qualified Directors during the 2023 calendar year so that the mix of Qualified Directors meets or exceeds 30% of the total number of directors, by the end of 2023.
Environmental, Social and Governance (ESG) Principles and Activities of the Corporation
The Corporation respects, values and promotes the realization of an increasing diversity and inclusivity profile in our team of Board members and employees, and our customers, reflective of the communities we serve. In addition to the above-described Board attributes, the Corporation emphasizes relevant governance and diversity and inclusion principles in strategic planning, human capital management and leadership development (which includes recruiting and retaining employees), and vendor management, as relationships with third parties represent critical connections to and extensions of the values and operating principles of the Corporation and Board.
Strategic Planning and Related Training
The Corporation has established a formal Strategic Plan, and the framework of the Strategic Plan establishes that principles of inclusion and diversity encompass and integrate with the other objectives of the Strategic Plan, including exceptional experiences, demonstrated leadership, adaptable technology, and long-term growth. In establishing these principles as the foundation upon which all other strategic objectives are anchored, the Corporation seeks to further develop and sustain a diverse, equitable, and inclusive culture, with sensitivity to the entirety of the Corporation’s footprint and environment in which it operates. The differences among the Board and employees, and its customers and community members, are respected and embraced to drive innovative products, services, and solutions that effectively meet the variety of needs among the Corporation’s diverse group of stakeholders.

To ensure that the Environmental, Social, and Governance principles are understood, implemented, and demonstrated by the Corporation’s employee team on a sustained basis, the Corporation developed a comprehensive diversity, equity, and inclusion (“DE&I”) communication processes and a training curriculum which was rolled out to all employees, including internal sessions delivered by a certified diversity and inclusion trainer, supplemented by relevant external training sources. Employee experience committees were also formed in 2022 to explore and evaluate how various DE&I topics impact our employees and how we can better address them. To monitor progress and solicit feedback, the Corporation conducted a company wide survey on DE&I. The results of this survey will be utilized for developing areas of focus for 2023. In 2023, the Corporation also plans to continue offering training to employees, including a module within the Corporation’s training program for new managers, monthly lunch and learn events, and develop employee resource groups, which are employee-led groups whose aim is to foster a diverse, inclusive workplace aligned within the organization.
Inclusion and Diversity Committee
In support of its strategic diversity and inclusion efforts, and to ensure that the diverse perspectives of the entire Corporation’s employee team is considered when developing and implementing its service and operating profile, the Corporation established a Diversity, Equity and Inclusion Committee (the “Diversity Committee”) in 2018. The Diversity Committee, which meets monthly, is comprised of over 10 employee members including underrepresented minorities, females, and those who identify as LGBTQ+, as well as two senior executive level members, with the following committee responsibilities and goals:
•Encourage an inclusive and engaged workforce culture through communications and training
•Demonstrate sustainability, commitment and accountability by tracking inclusion and diversity efforts bank wide
•Bring awareness to the importance of inclusion and diversity internally and externally
The Diversity Committee’s meeting minutes, activities and recommendations are provided regularly to the Corporation’s executive management team for consideration to promote the effective integration of diversity and inclusion principles into the respective facets of our business evaluated and addressed by the Diversity Committee.
Human Capital Management and Leadership Development
We seek to recognize the unique contribution each employee brings to the Corporation, and we are fully committed to supporting a workplace that understands, accepts and values the similarities and differences between individuals. The Corporation’s key human capital management objectives are to recruit, hire, develop and promote a deeply experienced and diverse employee team, supplemented by similarly inclusive and diversity-focused third-party vendors, that collectively translate into a strong workforce committed to fostering, promoting, and preserving the entire spectrum of our communities and culture, while successfully executing our business strategies and demonstrating our corporate values. To support these objectives, the Corporation’s Employee Experience processes and programs are designed and operated to:
•Attract and develop talented employees across the spectrum of professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation;
•Prepare all members of our team for critical roles and leadership positions both now and the future, in serving as employees and valuable community members;
•Reward and support employees fairly and without discrimination based upon successful performance and through competitive pay and benefit programs;
•Enhance the Corporation’s culture through efforts to better understand, foster, promote, and preserve a culture of diversity and inclusion; and
•Evolve and invest in technology, tools, and resources to better support employees of varying skills and backgrounds at work.
Among the means we use to monitor our performance in employee diversity and inclusion management, we take recurring management and employee demographic measurements and engagement surveys, and utilize the results to identify progress made, as well as areas in need of more attention, in improving the diversity, equity, and inclusion of our leadership and workforce profile, and personnel management practices.

A critical measure is realizing increasing diversity in our senior leadership positions, as those members of the Corporation’s management have greater ability to effectuate sustained change in the composition of our team and the expanded, relevant involvement of all groups within the spectrum of our workforce and communities. We are proud of the diversity we have achieved within the Corporation’s senior leadership team, which is comprised of 16 individuals, of which 50% are female or members of underrepresented minority groups.
Overall, the Corporation’s workforce is 67% female and 33% male, as reported by those who self-identified. In addition, 11% of the Corporation’s workforce self-identified as a member of an underrepresented minority group. The underrepresented minority groups include individuals who self-identify as an ethnicity other than white, LGBTQ+ or military veteran.
As a result of broadening our recruitment efforts to increase the diversity of our teams, for the year ended December 31, 2022, 45 people out of 196 total hires for the Corporation identified as an underrepresented group. The Corporation increased the percentage of underrepresented hires from 19.5% of total new hires in 2021 to 22.7% in 2022, allowing us to continue to improve our overall diversity workforce profile, as our regional banks’ workforce profiles are moving towards better alignment with the overall demographics of their respective communities.
Vendor Management
In 2021, the Corporation enhanced its new vendor selection process to include an evaluation of the potential vendor’s commitment to sustainability and diversity and inclusion. Our goal is to work with vendors that share our core values and commitment to be a responsible corporate citizen, with a dedication to strengthening the diversity of our team members. We are making the necessary changes to ensure that our procurement practices are designed to identify diverse-owned businesses committed to delivering the service, quality, and value that defines our brand, and to request vendors to definitively respond regarding their diversity and inclusiveness practices and measures. It is our goal to promote the economic growth of the local business communities we serve, in a manner reflective of our size, growth, and geographical location of individuals, departments and services. We understand the competitive advantage of having a broad selection of available suppliers to choose from with respect to factors such as price, quality, attention to detail, and future relationship building, and we now add their respective embracing of diversity and inclusion to the list of significant determining factors.
Community Involvement and Social Impacts
The Corporation serves as a cornerstone institution of both financial support and community service in the markets in which we serve. We are committed to strengthening these communities through the active volunteering of our employees.
The Corporation’s employees actively participate in their local communities through volunteer activities in education, economic development, human and health services, and community reinvestment. During 2022, employees donated 15,316 hours in support of more than 658 organizations, with 60% of employees actively participating. Additionally, there were approximately $987,000 in donations to community organizations and events within the communities we serve. Notably, the Corporation’s Martin Luther King, Jr. “Take the Day On” efforts resulted in the support of 30 community organizations and 249 volunteer hours recorded. Employees collected donations and delivered them to local organizations in need during this national day of service, which typically serves as a bank holiday.
The Corporation expanded its efforts surrounding its financial literacy outreach in 2022, conducting five Financial Reality Fairs in various regions throughout the footprint we serve. The fairs teach real-life budgeting skills to high school students, many of whom are in low-to-moderate income households. The fairs included seven high schools and almost 1,000 students. Eighty employees donated over 875 hours of volunteer time and leveraged partnerships with thirty community organizations. Our employees and community volunteers not only shared their real-life knowledge of budgeting, but also provided additional financial education after the events. In addition to the fairs, employees participated in 120 other financial literacy events ranging from basic community banking sessions to school presentations. A total of 1,219 volunteer hours can be attributed to the Corporation’s financial literacy program. Further, the Corporation sponsored elementary and secondary banking curriculum materials donating $30,155 to provide 8,666 workbooks for students, along with teacher guides and complimentary digital programs. Additionally, the Corporation provided $300,000 in Educational Improvement Tax Credit Program scholarships, and $24,500 in academic scholarships in service to the communities in which we operate.

In 2022, the Corporation focused on increasing its outreach to those who are “unbanked” or “underbanked”. Two examples of how the Corporation worked to address this social issue include the launch of the Stress Less account, the Bank’s first Bank On Certified account and opening a new fully mobile “BankOnWheels” to operate in the Buffalo metro area. The national Bank On movement seeks to provide consumers safe and affordable access to the mainstream financial system and help connect unbanked and underbanked people to these products. The Bank is committed to expanding banking access to its communities with this Bank On Certified account. Features of this account include a low minimum to open, checkless checking, a low monthly service charge, free access to eBanking, debit card access, and no fees for overdraft or dormancy. BankOnWheels, which opened in the fourth quarter of 2022, is an innovative new banking experience, making full-service banking accessible to more consumers and small businesses, particularly those in underserved communities. The first of its kind operated by any financial institution in Western New York, BankOnWheels is a full-service, yet fully mobile bank branch, which will enable the Bank to deliver essential banking services to communities with little or no access to such services today. The BankOnWheels will rotate between three locations in the cities of Buffalo and Niagara Falls, which are located in communities underserved by banks, with plans to serve additional areas in the future.
Throughout its history, the Corporation has focused on strengthening the communities it serves. We accomplish this by promoting economic development through investments in community-strengthening initiatives, such as affordable housing and revitalization efforts. As of December 31, 2022, the Corporation’s investment in affordable housing totaled approximately $8.0 million, with an additional investment commitment of $1.0 million and $2.5 million invested in the Erie Downtown Development Corporation, which is focused on revitalization efforts in downtown Erie, Pennsylvania.
The Corporation is also committed to supporting women owned businesses. The Bank intends to launch Impressia Bank, a division of the Bank, in the first quarter of 2023. Designed for women by women, Impressia Bank will be a full-service banking division of the Bank dedicated to the professional and financial development and advancement of women business owners and women leaders. Impressia Bank clients will have access to resources related to accelerating their business, developing appropriate business strategies, and establishing a community of women who support one another.
Environmental
The Corporation continues to evaluate opportunities to mitigate our environmental impact through new initiatives as well as altering existing business practices. The Corporation has identified increasing customer enrollment in paperless “eStatements” as an area of continued focus for 2023. As of December 31, 2022, customer enrollment in eStatements was 43%, compared to 36% at the end of 2021. The Corporation has set a goal of increasing overall customer enrollment to 50% by the end of 2023. To achieve this goal, our customers will be prompted to consider enrolling in eStatements each time they log in unless they specifically request not to be enrolled. This initiative will not only reduce paper usage but also the carbon footprint impact of delivering paper statements to our customers. We also rolled out new functionality on our website and mobile app to allow businesses to open new accounts without having to visit a branch, reducing travel for our customers. The Corporation’s “Small Business Xpress” lending platform provides our customer with a totally digital experience from start to finish. The customer completes an online application, uploads digital loan support documents, and receives paperless loan funding. Lastly, the Corporation has continued its efforts to replace paper documents by utilizing electronic filing of mortgage documents and the widespread adoption of DocuSign. The use of DocuSign resulted in an estimated reduction of approximately 374,000 pages of paper in 2022 alone.
We also continue to look for opportunities to recycle our waste and to replace items we currently use with recycled products and choosing biodegradable solutions where waste cannot be eliminated. An example of this in practice would be our printers switched to default print double sided in conjunction with using recycled copy paper, ensuring recycling bins are conveniently located, and that sensitive documents placed in secured shred bins are disposed of in a manner that allows for recycling as well. Products made locally are utilized where possible not only to support local businesses, but also to reduce the carbon footprint created through the necessary transportation of those products to our facilities. Finally, we are reducing energy usage through the implementation of higher efficiency equipment in our buildings and sourcing technology solutions that monitor and control usage flow to help reduce the carbon footprint of our facilities.

Cybersecurity
The Corporation is committed to cybersecurity and vigilantly protecting all clients, resources and information from unauthorized access. The Corporation has implemented a strategic approach to cybersecurity and performs semi-annual cybersecurity penetration tests and formal cybersecurity maturity assessments via a third party to ensure that we are consistent with security best practices. The Corporation’s cybersecurity approach incorporates a layered portfolio of technology products and tools, documented policies, end-user training and dedicated resources to manage and monitor the evolving threat landscape. We employ dedicated cybersecurity personnel to focus on preventing, identifying, and detecting cybersecurity risks. We use advanced next generation protection technologies to rapidly detect and investigate any evidence of malicious activity, which allows us to quickly isolate systems to contain and prevent damage and restore systems. Incidents are required to be internally reported, including to the Board, if material or appropriate. The Board exercises its responsibility for overseeing cybersecurity risks by directly evaluating, in conjunction with management, information security technologies that not only support the Corporation’s business initiatives but also strengthen its cybersecurity related defenses. Additionally, the Board leverages the Corporation’s internal audit function to continuously assess its degree of protection against potential cyber security threats. Finally, management provides the Board with updates on current cybersecurity projects and industry trends on at least a quarterly basis. Our cybersecurity personnel regularly evaluate risks and opportunities to improve our cybersecurity program. In addition, controls related to the Corporation’s information technology environment are tested as part of our Sarbanes-Oxley audit.

COMPENSATION OF DIRECTORS
Director fees for non-employee directors are reviewed annually by the ECC for recommendation to the Board. Directors who are also employees of the Corporation do not receive compensation for their service on the Board. The ECC reviews relevant peer group data similar to that used in the executive compensation review. The ECC believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to serve the Corporation as a director and who meet the guidelines set forth by our CGN Committee. In addition, the ECC annually recommends an equity award of the Corporation’s common stock for directors who have served at least one year on the Board. The equity awards vest immediately.
Stock Ownership Policy
The Board has adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for directors of the Corporation and CNB Bank because it believes that it is important for the Corporation’s future success that directors own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value. Beyond this initial three-year period and prior to the five-year anniversary of a director joining the Board, the Director Stock Ownership Guidelines require directors of the Corporation and CNB Bank to own and sustain during the period of their directorship a number of shares of the Corporation’s common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and Corporation boards of directors. Compliance with the Director Stock Ownership Guidelines is monitored and reported to the Board by the Corporation’s CEO.
Deferred Compensation Plan for Non-Employee Directors
The Corporation has established a deferred compensation plan for its non-employee directors that allows each director to elect to defer receipt of up to 100% of his or her director compensation. Amounts deferred are credited to a bookkeeping account established in the name of the director and may be notionally invested by the director among a portfolio of investment funds. Any appreciation or depreciation in a director’s bookkeeping account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. All amounts deferred under the deferred compensation plan are unfunded and represent a general liability of the Corporation and the Bank. Deferred compensation will serve as a funding source for a Rabbi trust. Amounts credited to a non-employee director’s deferred compensation account will be distributed upon the non-employee director’s normal retirement, death, or disability in the form of a lump sum or annuity, as elected by the director. Amounts deferred and any earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.

2022 Director Fee Schedule

Meeting/Committee Description	Fee ($)	Frequency
Board Meeting – CNB Bank	600	Per Meeting
Board Meeting – CNB Financial Corp.	600	Quarterly
Retainer – CNB Bank	1,042	Monthly
Retainer – CNB Financial Corp.	1,042	Monthly
Committee Meeting	500	Committee dependent
Committee Chairs	600	Committee dependent
Retainer – Chairperson of the Board - CNB Bank	2,550	Monthly
Retainer – Chairperson of the Board - CNB Financial Corp.	2,550	Monthly
Retainer – Audit Committee Chair	2,125	Quarterly
Retainer – Executive Compensation Committee Chair	1,250	Quarterly
Retainer – Corporate Governance/Nominating Committee Chair	1,250	Quarterly
Annual Meeting	600	Annual
Director Training	500	Varies
Non-routine Director Work	1,000	Per full day

2022 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Peter F. Smith	124,000	34,990	—	158,990
Michael Obi	34,125	—	11,375	45,500
Joel E. Peterson	22,500	34,990	22,500	79,990
Deborah Dick Pontzer	47,100	34,990	—	82,090
Jeffrey S. Powell	56,550	34,990	—	91,540
Nicholas N. Scott	46,000	34,990	—	80,990
Richard B. Seager	51,000	34,990	—	85,990
Francis X. Straub, III	—	34,990	44,700	79,690
Peter C. Varischetti	34,500	34,990	11,500	80,990
Julie Young	47,500	34,990	—	82,490
(1) Total stock award value computed using the closing price on the date of the award multiplied by the number of shares awarded.
(2) Deferred compensation under the non-employee directors’ plan.
The Corporation has also established a Survivor Benefit Plan for the benefit of non-employee directors. Under the Survivor Benefit Plan, each non-employee director may designate a beneficiary (or beneficiaries) who will be entitled to receive a $150,000 death benefit either (i) upon the non-employee director’s death while serving as a director of the Corporation or, (ii) in the case of a non-employee director who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), upon such non-employee director’s death after his termination of board service. The Survivor Benefit Plan is an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers:
CNB Financial Corporation:

Name	Age as of March 9, 2023	Title
Michael D. Peduzzi	57	President and Chief Executive Officer
Richard L. Greslick, Jr.	46	Senior Executive V.P., Chief Operational Officer and Secretary
Tito L. Lima	58	Senior Executive V.P., Chief Financial Officer and Treasurer
Leanne D. Kassab	54	Senior Executive V.P., Chief Experience Officer and Assistant Secretary
CNB Bank:

Name	Age as of March 9, 2023	Title
Michael D. Peduzzi	57	President and Chief Executive Officer
Richard L. Greslick, Jr.	46	Senior Executive V.P., Chief Operational Officer
Tito L. Lima	58	Senior Executive V.P., Chief Financial Officer
Martin T. Griffith	60	Senior Executive V.P., Chief Banking Officer
Leanne D. Kassab	55	Senior Executive V.P, Chief Experience Officer
Gregory M. Dixon	45	Executive V.P., Chief Risk Officer
Darryl P. Koch	38	Senior V.P., Chief Information Technology & Security Officer
Heather J. Koptchak	38	Senior V.P., Chief Employee Resources Officer
Robin W. Mink	60	Senior V.P., Chief Treasury Management Officer
Steven R. Shilling	52	Executive V.P., Chief Wealth Management Officer
Angela D. Wilcoxson	52	Executive V.P., Chief Commercial Banking Officer
Provided below is biographical information for each of our executive officers, other than Messrs. Peduzzi and Greslick, who also serve as directors of the Corporation. For information regarding Messrs. Peduzzi and Greslick, see “Election of Directors.”
Tito L. Lima has over 30 years of experience in various areas of banking. Prior to joining the Corporation in July 2019, he served as Executive Vice President and Chief Financial Officer at NexTier Bank, N.A. from 2015 through June 2019. Prior to joining NexTier Bank, N.A. Mr. Lima served as Executive Vice President of Finance for National Penn Bancshares from 2013 to 2015. Mr. Lima graduated from the Robert Morris University with a Bachelor of Science degree in Finance.
Martin T. Griffith has over 30 years of experience in various areas of banking. Prior to joining the Corporation in 2016, he was employed for the prior 16 years with Five Star Bank, serving in roles of SVP/Retail Banking Executive, SVP/Commercial Banking and Regional President. Mr. Griffith graduated from Ithaca College with a Bachelor of Science degree in Business Administration and has a degree from the Graduate School of Banking at the University of Wisconsin.
Leanne D. Kassab joined the marketing team at the Corporation in 1996 and has held various roles including EVP of Client Experience, before transitioning to her current role in 2021. Ms. Kassab graduated from Indiana University of Pennsylvania with a Bachelor of Science in Marketing. She graduated with honors from the American Bankers Association (ABA) Bank Marketing School, the Pennsylvania Bankers Advanced School of Banking and the Pennsylvania Bankers Commercial Lending School. She was awarded the Certified Financial Marketing Professional (CFMP) designation from the Institute of Certified Bankers (ICB) and serves as an ABA Bank Marketing Conference Advisory Board member and President of the board of directors for Clearfield Arts Studio Theater, Inc. (CAST).

Gregory M. Dixon has been with the Corporation since 2003 and has served in various capacities, with the most recent being Senior Credit Officer. Mr. Dixon holds a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania. He is a graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending. Mr. Dixon has served and continues to serve on various boards within the community.
Darryl P. Koch has twenty years of experience in the field of information technology and security. Prior joining the Corporation in 2019, Mr. Koch operated an information technology consulting business, which provides him with a depth and breadth of experience in the field. Mr. Koch holds a Bachelor of Science in Information Technology & Security and Master of Science in Information Security & Assurance from Western Governors University. In addition, he has obtained numerous relevant certifications, including; Certified Ethical Hacker, Computer Hacking Forensic Investigator, Cisco CCNP, and Microsoft MCSA.
Heather J. Koptchak has been with the Corporation since 2004, rising through the organization from Universal Associate to her current role as Chief Employee Resources Officer for the Bank. She holds an Associate of Science in Business Administration from Pennsylvania State University and is a certified Society of Human Resource Management (SHRM-CP) professional. Mrs. Koptchak also graduated from the Graduate School of Banking, Human Resources Management School, PA Bankers, and Advanced School of Banking. She serves on various nonprofit boards and volunteers within the community.
Robin W. Mink joined CNB Bank in 2017 to develop and oversee the treasury management product and sales strategy for the Corporation. She has over 30 years of experience in treasury management as both a banker and corporate finance practitioner having served as Corporate Cash Manager at both Cardinal Health and Safelite Autoglass prior to her role as Senior Vice President, Treasury Management Market Executive for PNC Bank. Robin is a graduate of Otterbein University and holds the Certified Treasury Professional credential (CTP).
Steven R. Shilling has over 27 years of experience in wealth management and private banking. Prior to joining the Corporation in 2015, he served as a Senior Vice President in leadership roles with Huntington Wealth Advisors, National City Private Client Services and the Bank of America Private Bank. He graduated summa cum laude with a Bachelor of Arts degree in Economics from Grove City College and received a Master of Business Administration degree from the Fuqua School of Business at Duke University.
Angela D. Wilcoxson has been with the Corporation since 2020 and has served as the Chief Commercial Banking Officer since January 1, 2022. Ms. Wilcoxson holds a Bachelor of Business Administration degree in Finance from Kent State University and a Master of Arts in Applied Biblical Studies from Moody Bible Institute. Ms. Wilcoxson has over 29 years of experience in various areas of commercial banking and credit underwriting and has previously served in a senior leadership role with KeyBank. Ms. Wilcoxson has served and continues to serve on various boards within the community.
COMPENSATION DISCUSSION AND ANALYSIS
This discussion and analysis is focused on the Corporation’s NEOs and summarizes the philosophy, strategy and major details of the Corporation’s approach to compensating our NEOs. Our NEOs for the year ending December 31, 2022 are as follows:
•Michael D. Peduzzi – President and Chief Executive Officer (1)
•Joseph B. Bower, Jr. – Former President and Chief Executive Officer (1)
•Tito L. Lima – Senior Executive Vice President, Chief Financial Officer and Treasurer
•Richard L. Greslick, Jr. – Senior Executive Vice President, Chief Operational Officer and Secretary
•Martin T. Griffith – Senior Executive Vice President and Chief Banking Officer
•Leanne D. Kassab – Senior Executive Vice President, Chief Experience Officer and Assistant Secretary
(1) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022 and Mr. Peduzzi became President and Chief Executive Officer, effective December 31, 2022.

Financial Highlights
Despite a continued level of uncertainty and volatility in the market-place, for the year ended December 31, 2022, the Corporation continued to execute on its strategies while focusing on its long-term objectives:
•Net income available to common stock shareholders of $58.9 million or $3.26 per diluted share, for the twelve months ended December 31, 2022, compared to $53.4 million or $3.16 per diluted share, for the twelve months ended December 31, 2021, reflecting increases of $5.5 million, or 10.3%, and $0.10, or 3.2%, per diluted common share, respectively. As discussed in more detail below, the 2022 diluted earnings per share was impacted by the effect of the Corporation’s common stock offering, completed in September 2022;
•In September 2022, the Corporation completed a common stock offering, resulting in the issuance of 4,257,446 shares of its common stock at $23.50 per share. Net proceeds from this offering were $94.1 million, after deducting the underwriting discount and customary offering expenses;
•As part of its overall capital management strategy, the Corporation increased the dividend per common share to $0.70 for the full-year 2022, from to $0.685 for the full year-2021;
•Book value per common share was $22.39, at December 31, 2022, compared to $22.85 at December 31, 2021. The Corporation’s book value per common share was impacted by an increase in accumulated other comprehensive loss, from $394 thousand at December 31, 2021 to $52.5 million at December 31, 2022. The Corporation’s accumulated other comprehensive loss is comprised primarily of unrealized losses on its investment portfolio;
•At December 31, 2022, the Corporation’s loan portfolio totaled $4.3 billion, representing an increase of $640.4 million, or 17.6% from December 31, 2021;
•The Corporation increased its profitability as reflected in Return on Average Assets and Return on Average Equity (“ROE”) of 1.20% and 13.86%, respectively, for the twelve months ended December 31, 2022, compared to 1.14% and 13.39%, respectively, for the twelve months ended December 31, 2021;
•In December, 2022, the Corporation announced its plans to launch a new bank division, Impressia Bank. This division is designed for women by women and will be a full-service banking division of CNB Bank, dedicated to the professional and financial development and advancement of women business owners and women leaders;
•The Corporation continued to invest in customer-facing technology aimed at enhancing speed and quality of customer interactions and;
•The Corporation continued to focus on its diversity and inclusion responsibility throughout the organization. We are proud of the diversity we have achieved within the Corporation’s senior leadership team, which is comprised of 16 individuals, of which 50% are female or members of underrepresented minority groups.
Say-on-Pay Results and Shareholder Outreach
At the 2022 Annual Meeting of Shareholders, 9,187,235 shares, or 94.4% of votes cast, approved, on an advisory basis, the compensation paid to the Corporation’s NEOs as disclosed in the Corporation’s proxy statement for that annual meeting. The ECC considered this feedback during 2022 when designing our executive pay program and policies. The Corporation continues to have an annual say-on-pay vote on an advisory basis.
After the 2022 shareholder meeting, as directed by the Board, the Corporation conducted an institutional shareholder outreach program to the largest shareholders. We directly contacted shareholders representing approximately 43% of all outstanding shares and 82% of shares that were institutionally held. Five institutional shareholders responded to the Corporation’s request for a discussion to discuss Environmental, Social, and Governance related topics with six other investors responding that a call is not needed at this time. Participants on the calls were Mr. Peduzzi and Mr. Lima, both of whom found the calls helpful to better understand the concerns of our shareholders.
Compensation Philosophy
The ECC defines and oversees our executive compensation philosophy, programs, and pay decisions for our executive officers.
The ECC’s expectation is that our executive management team should drive performance and produce appropriate returns and enhance value for shareholders. To achieve that goal, our executive compensation is benchmarked, both as to pay and as to performance, and designed with a focus on performance-based pay. We target our executive compensation program to be within a reasonable range of the median pay of financial institutions of similar size, region, and complexity. Our program is designed to provide variable incentives that will reward for performance.

Compensation Objectives
The primary objectives of the executive compensation program are to:
•Attract, retain, and motivate key executives to produce above-average operating results and shareholder returns for the Corporation;
•Align the financial interests of the NEOs with those of our shareholders through incentive-based compensation; and
•Provide a total compensation program that recognizes individual contributions as well as overall business results.
The following table illustrates how we designed our executive compensation program to reflect these compensation objectives:

Key Objectives	How our Compensation Program Supports this Objective
Attract, retain, and motivate key executives to drive shareholder returns for the Corporation
•Provides competitive total compensation opportunities that target pay within a reasonable range of the peer group median (for meeting performance targets) with the ability to pay above market for driving superior results (or below market for sub-par performance)
•Encourages retention of our NEOs through long-term incentive awards that include multi-year vesting conditions

Align the financial interests of the NEOs with those of our shareholders through incentive-based compensation
•Provides incentives that are tied to our business plan and motivates performance that drives shareholder value
•Requires NEOs to meet stock ownership guidelines
•Motivates our NEOs to achieve predetermined multi-year performance goals related to our 3-year earnings per share (“EPS”) growth and ROE in relation to the S&P U.S. Small Cap Banks Index Constituents excluding Thrifts with assets between $2.5 billion and $10 billion as of the first trading day of the performance period (relative performance)

Provide a total compensation program that recognizes individual contributions as well as overall business results
•Correlates incentive opportunity to growth, profitability, and asset quality that each NEO can control through day-to-day business decision and execution of strategic plans
•Encourages team focus by measuring NEO performance against an annual incentive plan scorecard which covers (1) fully-diluted EPS; (2) Commercial loan revenue; (3) Mortgage, home equity, and consumer loans; (4) Efficiency ratio; and (5) Wealth & Asset management fees, for the 2022 non-equity incentive plan compensation
•Mitigates undue risk taking through a risk adjustment modifier, which can reduce the incentive payouts when CNB Bank’s Net Charge-Offs ratio exceeds 20 basis points

Compensation Elements
Our executive compensation program is designed to be simple, straightforward, and fair, and consists of the following elements:
•Base salary;
•Annual incentives;
•Long-term incentives (equity); and
•Benefits
Target Pay and Mix for Compensation Elements
The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. We target compensation to be within a reasonable range of the median, with actual compensation varying above or below targets based on individual and Corporation performance.
In allocating compensation among these elements, our program is designed to provide a balance of:
•Fixed and variable /(performance-based) compensation;
•Cash and equity compensation;
•Recognition of both short-term (annual) and long-term (multi-year) performance;
•Performance relative to corporate strategic goals, shareholder value, and individual contributions; and
•Absolute performance (our own goals) and relative performance (compared to industry/peers)
This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.
Compensation Highlights
Summarized below are highlights with respect to our executive compensation program in 2022:
•Measured absolute performance in our annual bonuses using a team-based approach with five common performance goals included in the formula for all NEOs;
•Continued to provide a significant portion of executive compensation in incentive-based pay (ensuring a pay-for-performance alignment);
•Granted stock-based awards to motivate long-term performance and align the executives and shareholders’ interests;
•Continued a performance-based long-term incentive program for executive officers;
•With the assistance of an independent consultant, examined the competitiveness of our executive compensation program to confirm that it meets our objectives of attracting, retaining and motivating executives;
•Continued to maintain a clawback policy;
•Continued to require executives to meet stock ownership guidelines; and
•Retained a risk mitigation feature, such as risk modifier (i.e. Net Charge-offs ratio), in the incentive program.
Compensation Determination Process
The Role of the ECC
The ECC is composed of six non-employee, independent directors (as defined by the NASDAQ independence standards) selected from the Board of the Corporation.

The ECC has overall responsibility for reviewing, establishing, and administering the policies that govern our executive compensation program. It determines the compensation of the NEOs and such determinations are submitted to the full Board for ratification. In discharging these responsibilities, the ECC seeks to maintain a position of both “independence and equity” with respect to balancing the interests of our shareholders with those of our NEOs. The ECC has not delegated any of its responsibilities to individual members of the ECC or to a subcommittee of the ECC, although it has the discretion to do so.
The ECC has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The ECC meets regularly regarding compensation issues, regularly participates in an executive session (without management) and receives input from its independent compensation consultant.
The Role of the Compensation Consultant
The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The ECC has direct access to outside advisors and consultants throughout the year.
During 2022, the ECC engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm that specializes in executive and board compensation matters and related governance issues. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices and expand the performance-based long-term incentive plan to all executives. Meridian reported directly to the ECC and carried out its responsibilities as assigned by the ECC. After careful review, the ECC determined that Meridian satisfies the NASDAQ independence standards and identified no conflicts of interest.
The Role of Management
At the request of the ECC, NEOs may be present at ECC meetings for discussion purposes. None of the NEOs, however, may be present during any deliberations or votes concerning their respective compensation. The NEOs are not involved in the decisions made by the ECC, nor do they have a vote on any matters brought before the ECC.
The ECC solicits the recommendations of the Corporation’s CEO regarding the performance and compensation of the other NEOs. Ultimately, however, the ECC determines each NEO’s compensation. To determine the remuneration of the CEO, the ECC considers feedback from the from Meridian, as outlined in the previous section.
Competitive Benchmarking
On an annual basis, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions, the ECC engaged Meridian beginning in 2021 to conduct a comprehensive competitive analysis of our executive compensation program as a reference from which to set 2022 executive compensation levels, to develop the NEO long-term incentive program and to assess the historical pay for performance relationship. In addition, this analysis provided the ECC with an independent and objective assessment of each element of compensation and total target compensation relative to market and peer group practices and of the pay mix and the pay for performance relationship.
In developing a market composite for its compensation review, Meridian used data from the (1) public company proxy peer group and (2) published compensation surveys. Meridian developed a proposed peer group using objective parameters that reflect financial corporations of similar size (assets between $2B and $10B; approximately half to two times the Corporation’s asset size when the peer group was developed), geographic region and business model (factors that influence NEO compensation in the banking industry). The ECC reviewed and approved the peer group as developed and recommended by Meridian. The peer group is reviewed and updated as appropriate, since the comparable financial corporations may change depending on acquisitions and the business focus of the Corporation or our peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate the Corporation’s asset size and region and provide a market perspective for NEO total compensation.

The following twenty financial corporations comprised the 2022 peer group:

Peer Group Company	Ticker Symbol
Park National	PRK
First Commonwealth	FCF
S&T Bancorp	STBA
Tompkins Financial	TMP
Premier Financial	PFC
Univest Financial	UVSP
City Holding Company	CHCO
Republic First Bancorp	FRBK
Financial Institutions	FISI
Peoples Bancorp	PEBO
Carter Bankshares	CARE
Arrow Financial	AROW
Mid Penn Bancorp	MPB
Primis Financial	FRST
Farmers National	FMNB
Summit Financial Group	SMMF
First Community	FCBC
American National	AMNB
Civista Bancshares	CIVB
Peoples Financial	PFIS
2022 Compensation Program and Pay Decisions
The Corporation’s compensation program consists of four elements: base salary, annual incentives, long-term incentives (equity), and benefits. The following section summarizes the role of each element, how decisions are made and the resulting 2022 decision process as it relates to our NEOs.
Base Salary
The Corporation believes that a competitive base salary is essential to hire and retain our NEOs. To that end, the Corporation aims to provide competitive fixed pay related to the role and contribution of the NEO.
The ECC uses the benchmark data provided by Meridian as a reference when setting the base salary of each NEO. The ECC targets a range around the peer group median but considers each NEO’s specific role, experience, contribution and performance in determining base salaries.
In December of each year, the ECC reviews and sets each NEO’s base salary for the following calendar year to reflect competitive market conditions, individual experience, expertise and performance. The ECC considers input from the Corporation’s CEO when setting the base salaries of the other NEOs, but is solely responsible for determining the CEO’s base salary.
In December 2021, the ECC reviewed the NEOs’ base salaries against the market range for each position and the relative salaries of the executive team, as well as competitive market data, individual performance and contributions. Salary adjustments for 2022 were made for the NEOs in December 2021, to ensure compensation for the NEOs continues to be in line with market practice and recognize executive performance and contribution.

The 2022 salary adjustments were as follows:

NEO	Title	2021 Salary ($)	% Increase	2022 Salary ($)
Michael D. Peduzzi	President & Chief Executive Officer (1)	475,000	5%	500,000
Joseph B. Bower, Jr.	Former President & Chief Executive Officer (1)	644,000	5%	678,000
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer	275,000	9%	300,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operational Officer and Secretary	330,000	8%	356,500
Martin T. Griffith (2)	Senior Executive V.P. & Chief Banking Officer	283,667	15%	325,000
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	230,000	12%	257,500
(1) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022 and Mr. Peduzzi became President and Chief Executive Officer, effective December 31, 2022.
(2) Mr. Griffith was promoted to a new corporate level position in September 2021, which was the primary driver of the salary increase in 2022.
Annual Incentives
The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2022 NEO Incentive Plan, we offer a select group of key executives, including the NEOs, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash incentive opportunity. For each NEO, there are also team-based objectives that are measured using absolute metrics.
Each NEO has a target opportunity based on his or her position at the Corporation and competitive market data provided by Meridian. An NEO receives 50% of his or her incentive target opportunity for achieving minimum performance goals, 100% of target opportunity for achieving target performance goals and 150% of target opportunity for achieving stretch performance goals. If performance falls between minimum performance and target performance levels, there is no interpolation of payout percentages. If target performance levels have been exceeded, then the payout percentage of target opportunity is interpolated between target and stretch performance levels. If the minimum performance goal has not been achieved with respect to a performance goal, then no payout would be earned with respect to that performance goal.

NEO	Title	2022 Incentive Target Opportunity (% of Base Salary)	2022 Incentive Target Opportunity ($)
Michael D. Peduzzi	President & Chief Executive Officer (1)	35%	175,000
Joseph B. Bower, Jr.	Former President & Chief Executive Officer (1)	40%	271,200
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer	35%	105,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operational Officer and Secretary	35%	124,775
Martin T. Griffith	Senior Executive V.P. & Chief Banking Officer	35%	113,750
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	35%	90,125
(1) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022 and Mr. Peduzzi became President and Chief Executive Officer, effective December 31, 2022.
The performance measures and goals are selected and approved by the ECC at the beginning of each year. For 2022, the ECC selected (1) fully-diluted EPS; (2) Commercial loan revenue; and (3) Mortgage, home equity, and consumer loan growth; (4) Efficiency Ratio; and (5) Wealth & Asset Management fees. Actual performance was assessed and the resulting incentive payouts were determined in February 2023. The performance measures selected by the ECC were based on providing management and the Corporation’s staff at large with incentives that are closely aligned with the interests of our shareholders. The ECC believes the execution on these metrics leads to increased shareholder value. Efficiency Ratio is calculated from non-interest expense, less core deposits intangible amortization, divided by the sum of non-interest income and net interest income, adjusted to include the tax equivalent income on tax exempt income from investments and loans.

The tables below summarizes the performance measures, goals and actual performance and the percentage of target opportunity achieved for (i) Mr. Bower and (ii) for each other NEO.
Joseph B. Bower, Jr. – Former President & Chief Executive Officer:

Performance Measure	Performance Goal					2022 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance	Actual Incentive %
Fully-Diluted EPS	30%	$3.10	$3.18	$3.34	12.00%	$3.26	15.03%
Commercial Loan Revenues (1)	30%	$117,367	$120,377	$126,395	12.00%	$139,257	18.00%
Mortgage, Home Equity, and Consumer Loans (1)	10%	$1,158,202	$1,187,899	$1,247,294	4.00%	$1,305,288	6.00%
Efficiency Ratio	20%	62.53%	61.31%	59.47%	8.00%	60.87%	8.94%
Wealth & Asset Management Fees	10%	$7,414	$7,900	$8,295	4.00%	$7,172	0.00%
TOTAL	100%				40.00%		47.97%
(1) In thousands
Remaining NEOs:

Performance Measure	Performance Goal					2022 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance	Actual Incentive %
Fully-Diluted EPS	30%	$3.10	$3.18	$3.34	10.50%	$3.26	13.17%
Commercial Loan Revenues (1)	30%	$117,367	$120,377	$126,395	10.50%	$139,257	15.75%
Mortgage, Home Equity, and Consumer Loans (1)	10%	$1,158,202	$1,187,899	$1,247,294	3.50%	$1,305,288	5.25%
Efficiency Ratio	20%	62.53%	61.31%	59.47%	7.00%	60.87%	7.82%
Wealth & Asset Management Fees	10%	$7,414	$7,900	$8,295	3.50%	$7,172	0.00%
TOTAL	100%				35.00%		41.99%
(1) In thousands

Based on the ratio of net charge-offs to average loans, incentive payouts are subject to a reduction in accordance with the following table:

CNB Bank net charge-offs / Average CNB Bank loans	Percentage of Incentive Award Forfeited
0.20%	10%
0.25%	20%
0.30%	30%
0.34%	50%
Loan charge-offs significantly in excess of 34 basis points could affect the payout of the total incentive based on the facts and circumstances surrounding the loss, subject to the recommendation of the President and CEO, and review by the ECC and full Board.
For the year ended December 31, 2022, the CNB Bank’s ratio of net charge-offs to average loans was 0.02%. As a result, no incentive reductions for the NEOs were required under the 2022 NEO Incentive Plan.

The following table summarizes the actual incentive award earned by each NEO for 2022 (with such incentives paid to the respective executives in February 2023):

NEO	Title	2022 Incentive Payout ($)	2022 Incentive Payout as % of Target	2022 Incentive Payout as % of Base Salary
Michael D. Peduzzi	President & Chief Executive Officer (1)	209,950	120.0%	41.99%
Joseph B. Bower, Jr.	Former President & Chief Executive Officer (1)	325,237	120.0%	47.97%
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer	125,970	120.0%	41.99%
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operational Officer and Secretary	149,694	120.0%	41.99%
Martin T. Griffith	Senior Executive V.P. & Chief Banking Officer	136,468	120.0%	41.99%
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	108,124	120.0%	41.99%
(1) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022 and Mr. Peduzzi became President and Chief Executive Officer, effective December 31, 2022.
Long-Term Incentives
We believe that our NEOs should be invested in the Corporation and share in the same risks and rewards as our shareholders. The purpose of the long-term incentive program is to align the interests of the NEOs with the long-term interests of the Corporation and our shareholders, encourage stock ownership and enhance our ability to retain top performers.
The 2022 Long-Term Incentive Program (“LTIP”) consists of a combination of performance shares and time-based restricted stock. We believe it is important for our LTIP to include both time-based and performance-based components, to balance performance orientation of the performance shares with the retention orientation of time-based shares. Also, our LTIP is comprised entirely of equity compensation to ensure alignment with shareholders. Each NEO has a target long-term incentive opportunity that is defined as a percentage of base salary and that is positioned to be competitive with the market median of the our compensation peer group. Mr. Bower received 100% time-based restricted stock due to his planned retirement on December 31, 2022, while all other NEOs received their respective shares as a 50% / 50% mix between performance shares and time-based restricted stock.
Time-based restricted stock vests incrementally over three years (e.g., one third per year beginning on the first anniversary of grant) while performance shares cliff vest at the end of the three-year performance period based on the Corporation’s performance of EPS Growth and Return on Average Equity as compared to the S&P U.S. Small Cap Banks Index Constituents excluding Thrifts with assets between $2.5 billion and $10 billion as of the first trading day of the performance period. The metrics were selected to reflect performance goals that are aligned with the enhancement of long-term shareholder value. The metrics are weighted equally with payouts ranging from 0% to 150% of target depending on the Corporation’s ranking at the end of the three-year period (see below table for payout range). Actual performance between threshold, target and stretch will be interpolated. The performance shares will vest after the performance period and when relative performance, as compared to the Corporation’s proxy peer group results, are reviewed and approved by the ECC.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%
Decisions regarding the size of long-term incentive awards are made by the ECC after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO. We do not time or select the grant dates of any long-term incentive awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. We believe that the strategy described above both aligns the interests of the NEOs and our shareholders and facilitates the retention of our NEOs.
Long-term incentive grant values are determined based on a market range that is provided by Meridian, with adjustments made based on the Corporation’s performance and the individual NEO’s performance, role, contributions, and long-term potential with the Corporation.

The long-term incentive grants made to NEOs in February 2022 are summarized below.

NEO	% of Base Salary	Total LTI Grant Value ($)	Restricted Stock Award – Time-Based # of Shares(1)	Restricted Stock Award – Performance Based Target # of Shares(1)
Michael D. Peduzzi	10%	50,001	936	936
Joseph B. Bower, Jr.	38%	261,010	9,772	—
Tito L. Lima	20%	59,991	1,123	1,123
Richard L. Greslick, Jr.	32%	115,013	2,153	2,153
Martin T. Griffith	23%	75,002	1,404	1,404
Leanne D. Kassab	21%	55,023	1,030	1,030
(1) The number of shares granted is determined by the grant value divided by the grant date closing price.
Benefits
CNB Bank maintains a 401(k) Savings Plan to attract and retain employees and help them meet their retirement goals. Further information is provided under “Retirement Plan.”
The Corporation and/or CNB Bank also maintains several non-qualified retirement plans. We believe that these non-qualified retirement plans are an important element in retaining NEOs, as well as helping them meet their retirement goals. We provide:
•Supplemental Executive Retirement Plan (“SERP”) – Each of Messrs. Peduzzi, Bower and Greslick participate in a defined benefit SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between CNB Bank and the respective NEO. The narrative that follows the “Pension Benefits” table below contains a detailed description of each SERP.
•Defined Contribution Plan – Effective as of January 2, 2022, Mr. Lima and Ms. Kassab participate in a defined contribution plan pursuant to which the Corporation will contribute an amount to the plan each year, on January 1st, until the respective NEO’s service with the Corporation terminates, equal to 20% of Mr. Lima’s and 35% of Ms. Kassab’s annual base salary. The plan is embodied in an agreement between the Corporation and the respective NEO. The narrative that follows the “Nonqualified Deferred Compensation” table below contains a detailed description of each defined contribution plan.
•Executive Deferred Compensation Plan – Each NEO can participate in this plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. The Corporation provides no inducement (match or discretionary contribution) for NEOs to participate.
The Corporation provides certain NEOs with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with standards that are customary in the financial services industry. Specifically, the Corporation provides each of Messrs. Peduzzi, Bower, Lima, Greslick, and Griffith and Ms. Kassab the option to the use of a vehicle as well as payment of club dues, both of which are included in taxable income. The ECC believes that these perquisites assist the NEOs in the performance of their respective job duties by providing greater opportunities to develop and expand business contacts.
The ECC believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Peduzzi, Bower, Lima, Greslick, and Griffith and Ms. Kassab (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The Corporation, the Bank and Mr. Bower entered into a new Employment Contract on October 24, 2019, with an initial term expiring on December 31, 2022. Thereafter, Mr. Bower’s Employment Contract would have renewed automatically for successive 12-month periods unless terminated by either party upon 120 days’ written notice. On February 9, 2022, the Corporation announced Mr. Bower's retirement, effective December 31, 2022, from his position as President and Chief Executive Officer of the Corporation and retirement, effective July 1, 2022, from his position as Chief Executive Officer of CNB Bank. The Corporation, the Bank and Mr. Peduzzi entered into an Employment Contract on October 22, 2021, with the initial term expiring on December 31, 2024. Thereafter, Mr. Peduzzi’s Employment Contract renews automatically for successive 12-month periods unless terminated by either party upon 120 days’ written notice. The Employment Contracts for Messrs. Lima, Greslick, and Griffith and Ms. Kassab shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of intent not to renew the contract prior to the end of the then-current term.
The Employment Contracts provide for a base salary to be established annually by the Board and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.
The Employment Contracts also provide for severance payments in the event an NEO is terminated without “cause” (as such term is defined in the Employment Contracts) regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control. Such “good reason” circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, (a) Messrs. Greslick and Bower will each be entitled to receive a lump sum cash payment equal to 2.99 times the sum of (i) his base salary plus (ii) the average incentive bonus paid over the preceding three-year period, (b) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) his base salary, plus (ii) the average incentive bonus paid over the preceding three-year period, and (c) Ms. Kassab will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) her average base salary over the preceding five-year period, plus (ii) the average incentive bonus paid over the preceding five-year period. Additionally, accelerated vesting of outstanding time-based unvested restricted stock awards will occur and restrictions will lapse. Outstanding performance-based awards will vest and restrictions will lapse, prorated by the number of full months from award date to the change in control or termination without cause date, and the denominator of which equals 36, with the performance goals measured as of the most recently completed fiscal quarter.
Cash and benefits paid to a NEO under the Employment Contracts together with payments under other benefit plans following a change in control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the NEO would be excess parachute payments, then the NEO’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the NEOs.
Impact of Accounting and Tax
The ECC and our executive management team consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting annual compensation in excess of $1,000,000, for U.S. federal income tax purposes, paid to the CEO and all other NEOs (and certain former NEOs) in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Corporation’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.
The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 on the Corporation’s equity incentives as a key retention tool.

Stock Ownership Policy
In 2014, the Board adopted stock ownership guidelines (the “Executive Stock Ownership Guidelines”) for executive officers of the Corporation and CNB Bank and our regional bank presidents. The Board believes that a certain level of stock ownership of senior management further aligns their interests and actions with the interests of the Corporation’s shareholders. The Executive Stock Ownership Guidelines require Mr. Peduzzi, and prior to his retirement, Mr. Bower, in his capacity as CEO, to own at all times during the period of his employment a number of shares of the Corporation’s common stock with a market value equal to 300% or more of his then-base salary. All other executive officers of the Corporation and CNB Bank and our regional bank presidents are required to own at all times during the period of their employment a number of shares of the Corporation’s common stock with a market value equal to 150% or more of the executive’s then-base salary. The Executive Stock Ownership Guidelines provide that until a person subject to the Executive Stock Ownership Guidelines achieves full compliance with such guidelines, the person may not dispose of any shares received from the equity compensation, other than for tax purposes. The Executive Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by the Corporation’s CEO.
Hedging and Pledging Policy
All directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging and/or pledging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the CSO before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.
Clawback/Recoupment Policy
The Board adopted a clawback policy for incentive compensation. The policy provides that the ECC may, in its sole discretion, subject to the terms of the policy and to the extent legally permitted, require the return, repayment, or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding a triggering event. A triggering event is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws or misconduct by an executive officer. The Corporation is analyzing the new clawback rules proposed by NASDAQ and will make any necessary amendments to the clawback policy in advance of the compliance deadline.
Reducing the Possibility of Excess Risk-Taking
The ECC has determined that the risks arising from the compensation policies and practices for executives of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.
Several features of the Corporation’s cash and stock-based incentive program reduce the likelihood of excessive risk-taking:
•The program design provides a balanced mix of cash and equity, annual and long-term incentives.
•We set performance goals that we believe are reasonable in light of past performance and market conditions.
•We include both absolute performance goals and relative performance goals in our annual bonus program in order to appropriately balance risk/reward when developing strategic goals.
•Our annual bonus program limits individual payout amounts to 150% of the target payout amounts.
•Equity grants typically vest over a three-year period to encourage our NEOs to maintain a long-term perspective.
•We have a clawback policy which allows us to recoup any cash and/or equity annual or long-term incentive compensation payouts for a triggering event.
•Our NEOs are subject to stock ownership guidelines, as discussed above, which we believe align our NEOs’ interests with the interests of our shareholders.
•We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”
•The ECC has downward discretion over the annual incentive program and long-term incentive payouts.
•For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.
•We retain an independent compensation consultant who keeps the ECC aware of market trends and best practices.

COMPENSATION COMMITTEE REPORT
The ECC met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022, and the Corporation’s Board has approved that recommendation.
Submitted by the Executive Compensation Committee:

Michael Obi, Chairperson	Peter F. Smith	Jeffrey S. Powell
Deborah Dick Pontzer	Julie Young	Nicholas N. Scott

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table presents, for the three years ended December 31, 2022, 2021, and 2020, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Corporation’s named executive officers.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)		All Other Compensation(8) ($)	Total ($)
Michael D. Peduzzi , (5)	2022	500,000	50,001	(7)	209,950	278,205		72,333	1,110,489
President and Chief Executive Officer of the Corporation; Chief Executive Officer of CNB Bank

Joseph B. Bower, Jr., (5)	2022	678,000	261,010	(7)	325,237	902,701	(4)	265,623	2,432,571
Former President and Chief Executive Officer of the Corporation; Former Chief Executive Officer of CNB Bank	2021	644,000	272,400		296,760	1,760,834	(4)	54,555	3,028,549
	2020	623,000	347,079		120,625	467,045		50,671	1,608,420
Tito L. Lima	2022	300,000	59,991	(7)	125,970	1,086		128,841	615,888
Principal Financial Officer and Treasurer of the Corporation; Senior Executive Vice President and Chief Financial Officer of CNB Bank	2021	275,000	56,250		97,175	—		53,493	481,918
	2020	262,000	37,504		44,390	—		53,840	397,734
Richard L. Greslick, Jr.	2022	356,500	115,013	(7)	149,694	79,948		52,767	753,922
Secretary of the Corporation; Senior Executive Vice President and Chief Operational Officer of CNB Bank	2021	330,000	106,250		116,323	92,790		51,547	696,910
	2020	320,000	125,002		54,040	69,204		49,808	618,054
Martin T. Griffith	2022	325,000	75,002	(7)	136,468	—		56,509	592,979
Senior Executive Vice President and Chief Banking Officer of CNB Bank	2021	283,667	56,250		112,697	—		52,154	504,768
	2020	257,500	62,482		35,261	—		51,226	406,469
Leanne D. Kassab (6)	2022	257,500	55,023	(7)	108,124	1,631		127,984	550,262
Assistant Secretary of the Corporation Senior Executive Vice President and Chief Experience Officer of CNB Bank
(1) This column reflects shares of restricted stock awarded under the Corporation’s 2019 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the NEO to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of time based restricted stock awards vest in equal annual installments a three, four or five-year period. The shares of performance-based restricted stock performance awards cliff vest at the end of the three-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting.
(2) Amount represents annual cash incentive payments made under the Corporation’s Non-Equity Incentive Plan.
(3) Amount reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plans with each of Messrs. Peduzzi, Bower, and Greslick. For Mr. Lima and Ms. Kassab, amounts represent above-market interest or earnings credited on deferred compensation under our Corporation’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K. For this purpose, interest or earnings on deferred compensation is above-market if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding at a rate that corresponds most closely to the rate under the applicable plan at the time the interest rate or formula is set. A discussion of the Corporation’s nonqualified deferred compensation plans is provided below in the subsection entitled Executive Defined Contribution Plan.
(4) The increase in pension value for 2021 and 2022 was the result of updates to actuarial assumptions used to calculate the value of pension benefits, specifically the change in expected date of retirement due to the announcement by Mr. Bower to retire in 2022.
(5) Mr. Peduzzi became CEO of CNB Bank on July 1, 2022 and President and CEO of the Corporation on December 31, 2022. Mr. Bower retired from his capacity as President and Chief Executive Officer of the Corporation, effective December 31, 2022.
(6) Ms. Kassab became an NEO for the first time for the 2022 calendar year.

(7) In 2022, all NEOs received performance-based restricted stock awards. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the three-year service period based on the most probable outcome, in accordance with ASC Topic 718. The amount reported above represents the value of the award at the grant date assuming that the target level of performance conditions would be achieved. Performance restricted stock awards granted in 2022 may pay out up to 150% of the target award, which would have amounted to the grant date fair values listed as the maximum total grant date fair value for each named executive officer as follows: Mr. Peduzzi, $62,501; Mr. Bower, $261,010; Mr. Lima, $74,988; Mr. Greslick, $143,767; Mr. Griffith $93,752 and Ms. Kassab, $68,778. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our respective Annual Report on Form 10-K for the fiscal years ended December 31, 2020, 2021 and 2022.
(8) Amounts stated in this column for 2022 include:

Name	Profit Sharing Contribution ($)	401(k) Match Contribution ($)	Company Contributions to Nonqualified Defined Contribution Plan (9) ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues (10) ($)	Other Incentive (11) ($)	Moving Allowance (12) ($)	Retirement Benefit (13) ($)	Total ($)
Michael D. Peduzzi	27,306	12,200	—	743	13,000	—	—	19,084	—	72,333
Joseph B. Bower, Jr.,	27,306	12,200	—	2,153	11,598	8,539	—	—	203,827	265,623
Tito L. Lima	27,306	12,200	60,000	893	12,647	5,795	10,000	—	—	128,841
Richard L. Greslick, Jr.	27,306	12,200	—	470	7,831	4,960	—	—	—	52,767
Martin T. Griffith	27,306	12,200	—	1,156	1,548	14,299	—	—	—	56,509
Leanne D. Kassab	23,153	12,200	90,125	657	—	1,849	—	—	—	127,984
(9) Contributions by the Corporation to the Nonqualified Defined Contribution Plan as outlined in the benefits section for Mr. Lima and Ms. Kassab.
(10) It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers.
(11) The Board of Directors approved a discretionary incentive award of $10,000 to Mr. Lima, in recognition of his promotion to Senior Executive Vice President.
(12) Mr. Peduzzi received a moving allowance to assist with his relocation to the Central Pennsylvania area as part of his employment contract in the amount of $19,084, which was paid to him in 2022.
(13) Mr. Bower received $78,231 in severance at time of retirement. The Corporation has a policy which entitles employees and officers to receive six weeks of pay at time of retirement if he or she has more than twenty but less than thirty years of service. In addition, Mr. Bower's employment contract provides a post-retirement health insurance benefit for himself and his family for up to ten years after retirement. The present value of this future benefit was estimated to be $125,596 at time of retirement.

Pay Versus Performance

Year	Summary Comp. Table Total for CEO - Michael D. Peduzzi (1) ($)	Summary Comp. Table Total for CEO - Joseph B. Bower, Jr. (2) ($)	Comp. Actually Paid to CEO - Michael D. Peduzzi (1) ($)	Comp. Actually Paid to CEO - Joseph B. Bower, Jr. (2) ($)	Average Summary Comp. Table Total for Non-CEO NEOs (3) ($)	Average Comp. Actually Paid to Non-CEO NEOs (3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(5) ($)	Fully-Diluted Earnings Per Share ($)
							TSR	Peer Group TSR (4)

2022	1,110,489	2,432,571	1,117,076	1,612,982	628,263	625,017	79	100	63,188	3.26
2021		3,028,549		1,734,559	557,132	570,275	86	106	57,707	3.16
2020		1,608,420		1,107,862	470,922	402,368	67	77	32,743	1.97
(1) Mr. Peduzzi was appointed President and Chief Executive Officer, effective December 31, 2022.
(2) Mr. Bower retired from his position as President and Chief Executive Officer, effective December 31, 2022.
(3) For fiscal year 2022, the Corporation’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr, Martin T. Griffith and Leanne D. Kassab. For fiscal years 2021 and 2020 the Corporation’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr, Martin T. Griffith and Joseph E. Dell, Jr.
(4) The TSR peer group utilized is the same peer group disclosed in the Competitive Benchmarking section above.
(5) Presented in thousands
(6) Compensation actually paid (“CAP”) is defined by the SEC and is computed by starting with the “Total” column of the Summary Compensation Table (“SCT”) for each year and then:
•subtracting the amount in the “Restricted Stock Awards” column of the SCT for such year,
•adding, for all unvested equity awards granted during the reporting year and outstanding on the last day of the reporting year, the fair value as of the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2022 Fiscal Year-End table below.
•adding, for all unvested equity awards granted prior to the reporting year and outstanding on the last day of the reporting year, the change in fair value from the last day of the preceding year to the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2022 Fiscal Year-End table below.
•adding, for equity awards vesting during the reporting year, the change in fair value from the last day of the preceding year to the vesting date,

•adding the value of any dividends or other earnings paid in the reporting year on unvested equity awards that are not otherwise included in the total compensation for the reporting year,
•subtracting the amount in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column of the SCT for such year, and
•adding, for all defined benefit and actuarial pension plans, (A) the service cost, calculated as the actuarial present value attributable to services rendered during the reporting year, plus (B) the prior service cost, calculated as the entire cost of benefits granted in a plan amendment during the reporting year that are attributed by the benefit formula to services rendered in periods prior to the amendment.
For this purpose, the fair value of equity awards is computed in a manner consistent with the fair value methodology used to report Outstanding Equity Awards at Fiscal Year-End. This may result in a difference in the share value input used for the fair value calculation at year-end when compared to the share value used for performance-based share awards at time of award. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the position of CEO and average CAP for our other NEOs:

CEO SCT Total to CAP Reconciliation – Michael D. Peduzzi	2022
SCT Total Compensation	$1,110,489
SCT Restricted Stock Awards	(50,001)
Fair Value of New Unvested Equity Awards	55,669
Change in Fair Value of Existing Unvested Equity Awards	(6,306)
Change in Fair Value of Vesting Equity Awards	(105)
Dividends on Unvested Equity Awards	2,488
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(278,205)
Service Cost & Prior Service Cost	283,047
CAP	$1,117,076

CEO SCT Total to CAP Reconciliation – Joseph B. Bower, Jr.	2022	2021	2020
SCT Total Compensation	$2,432,571	$ 3,028,549	$ 1,608,420
SCT Restricted Stock Awards	(261,010)	(272,400)	(347,079)
Fair Value of New Unvested Equity Awards	—	286,041	192,291
Change in Fair Value of Existing Unvested Equity Awards	—	76,316	(156,339)
Change in Fair Value of Vesting Equity Awards	3,631	19,005	45,515
Fair Value of New Vested Equity Awards	232,476	—	—
Fair Value as of Prior Year-end of Equity Awards Forfeited	(258,031)	—	—
Dividends on Unvested Equity Awards	10,706	6,933	4,842
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(902,701)	(1,760,834)	(467,045)
Service Cost & Prior Service Cost	355,340	350,949	227,257
CAP	$1,612,982	$1,734,559	$1,107,862

Average Non-CEO NEOs SCT Total to CAP Reconciliation	2022	2021	2020
SCT Total Compensation	$628,263	$557,132	$470,922
SCT Restricted Stock Awards	(76,257)	(66,438)	(73,438)
Fair Value of New Unvested Equity Awards	84,907	69,940	42,335
Change in Fair Value of Existing Unvested Equity Awards	(11,407)	15,104	(31,109)
Change in Fair Value of Vesting Equity Awards	2,085	(969)	(3,771)
Dividends on Unvested Equity Awards	1,971	2,000	1,766
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(19,987)	(23,198)	(17,301)
Service Cost & Prior Service Cost	15,442	16,704	12,964
CAP	$625,017	$570,275	$402,368

Pay Versus Performance Descriptive Disclosure
The following financial measures are the most important measures used to link our NEOs’ (including our President and Chief Executive Officer) CAP to our performance during the most recently completed fiscal year.
•Fully-diluted EPS
•Commercial Loan Revenues
•Efficiency Ratio
•Mortgage, Home Equity, and Consumer Loan Growth
•Wealth & Asset Management revenue
•Return on Equity
Comparison of Corporation TSR versus Peer Group TSR
As shown in the chart below, the Corporation’s TSR is less than Corporation’s peer group TSR.

Total Shareholder Return: Corporation vs Peer Group
110
100
90
80
70
60
2020
2021
2022
Corporation TSR
Peer Group TSR

Comparison of Compensation Actually Paid versus Corporation TSR
As shown in the chart below, the CAP to our President and Chief Executive Officer and the average CAP to our other NEOs are aligned with our TSR. This is due primarily to performance-based incentive compensation which links payouts to metrics that increase shareholder value, such as fully-diluted EPS and return on equity.

CAP vs. Total Shareholder Return
CAP ($ in thousands)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
TSR Value of Fixed $100 Investment
150
125
100
75
50
25
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
2020
2021
2022
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Corporation TSR

Comparison of Compensation Actually Paid versus Net Income
The chart below compares the CAP to our President and Chief Executive Officer and the average of the CAP to our other NEOs to net income. As shown in the chart, the CAP to our President and Chief Executive Officer and average of the CAP to our other NEOs has increased in line with increases in our net income. This is because net income is a direct input in the calculation of fully-diluted EPS, one of the most important measures used to link our NEOs’ (including our President and Chief Executive Officer) CAP to our performance.

CAP vs. Net Income
CAP ($ in thousands)
Net Income ($ in thousands)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
80
70
60
50
40
30
20
10
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
2020
2021
2022
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Net Income

Comparison of Compensation Actually Paid versus Company-Selected Measure (“CSM”)
The chart below compares the CAP to our President and Chief Executive Officer’s and average of the CAP to other NEOs and our CSM, fully-diluted EPS, which shows a very strong relationship between fully-diluted EPS and CAP.

CAP vs. CSM: Fully-Diluted EPS
CAP ($ in thousands)
Fully-Diluted EPS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
3.5
3
2.5
2
1.5
1
0.5
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
2020
2021
2022
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Fully-Diluted EPS

Stock Incentive Plan
The CNB Financial Corporation 2019 Omnibus Incentive Plan (the “2019 Incentive Plan”) was initially adopted by the Corporation’s Board and subsequently approved by the Corporation’s shareholders at its annual meeting held in 2019. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2019 Incentive Plan. Awards may be granted in the form of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. The 2019 Incentive Plan provides that the exercise price of each option will be determined by the ECC, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of our common stock on the grant date. Generally, the term of an option will not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.
Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under the 2019 Incentive Plan as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	320,372
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	320,372

Grants of Plan-Based Awards in 2022

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Share Units(1)	Grant Date Fair Value of Shares(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Michael D. Peduzzi (3)	1/31/22	87,500	175,000	262,500	468	936	1,404	936	50,001
Joseph B. Bower, Jr. (3)	1/31/22	135,600	271,200	406,800	—	—	—	9,772	261,010
Tito L. Lima	1/31/22	52,500	105,000	157,500	562	1,123	1,685	1,123	59,991
Richard L. Greslick, Jr.	1/31/22	62,388	124,775	187,163	1,077	2,153	3,230	2,153	115,013
Martin T. Griffith	1/31/22	56,875	113,750	170,625	702	1,404	2,106	1,404	75,002
Leanne D. Kassab	1/31/22	45,063	90,125	135,188	515	1,030	1,545	1,030	55,023
(1) Time-based awards vest ratably over a three-year period.
(2) Fair value of stock award computed in accordance with ASC Topic 718.
(3) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022. Michael D. Peduzzi was appointed President and CEO of CNB Financial Corporation on December 31, 2022 following Mr. Bower’s retirement.

Outstanding Equity Awards at 2022 Fiscal Year-End

Name (10)	Award Year	Number of Time-Based Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(1) ($)
Michael D. Peduzzi	2021	2,327	(9)	55,359	—		—
	2022	936	(2)	22,267	1,404	(5)	33,401
	Total	3,263		77,626	1,404		33,401
Tito L. Lima	2019	250	(8)	5,948	—		—
	2020	169	(3)	4,021	508	(6)	12,085
	2021	713	(4)	16,962	1,605	(7)	38,183
	2022	1,123	(2)	26,716	1,685	(5)	40,086
	Total	2,255		53,647	3,798		90,354
Richard L. Greslick, Jr.	2020	563	(3)	13,394	1,691	(6)	40,229
	2021	1,347	(4)	32,045	3,032	(7)	72,131
	2022	2,153	(2)	51,220	3,230	(5)	76,842
	Total	4,063		96,659	7,953		189,202
Martin T. Griffith	2020	282	(3)	6,709	846	(6)	20,126
	2021	713	(4)	16,962	1,605	(7)	38,183
	2022	1,404	(2)	33,401	2,106	(5)	50,102
	Total	2,399		57,072	4,557		108,411
Leanne D. Kassab	2020	299	(3)	7,113	896	(6)	21,316
	2021	713	(4)	16,962	1,605	(7)	38,183
	2022	1,030	(2)	24,504	1,545	(5)	36,756
	Total	2,042		48,579	4,046		96,255
(1) Amount shown represents the number of awards that have not vested as of December 31, 2022, multiplied by the closing price of the Corporation’s common stock on December 31, 2022, which was $23.79.
(2) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2022.
(3) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2020.
(4) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2021.
(5) The number of shares reported represents the max number of performance shares awarded on January 31, 2022.
(6) The number of shares reported represents the target number of performance shares awarded on January 31, 2020.
(7) The number of shares reported represents the max number of performance shares awarded on January 31, 2021.
(8) Stock awards vest 25% annually on October 1st, following the grant date, which was October 1, 2019.
(9) Stock awards vest 20% annually on August 31st, following the grant date which was November, 1, 2021.
(10) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022. His retirement resulted in the accelerated vesting of all outstanding time-based restricted stock awards and the forfeiture of all outstanding performance-based restricted stock awards. After his retirement, Mr. Bower has no remaining outstanding equity awards. Each of his awards that vested in connection with his retirement is reflected below in the “Option Exercises and Stock Vested” table.

Option Exercises and Stock Vested
The following table sets forth information concerning the vesting in 2022 of time-based and performance-based restricted stock awards granted to the NEOs. We do not have any outstanding options.

	Time-Based		Performance-Based		Total
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael D. Peduzzi	582	15,318	—	—	582	15,318
Joseph B. Bower, Jr. (2)	19,893	486,684	6,324	165,499	26,217	652,183
Tito L. Lima	776	19,942	—	—	776	19,942
Richard L. Greslick, Jr.	1,765	47,143	1,794	46,949	3,559	94,092
Martin T, Griffith	1,233	32,933	—	—	1,233	32,933
Leanne D. Kassab	983	26,256	1,121	29,337	2,104	55,593
(1) Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.
(2) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022. His retirement resulted in the accelerated vesting of all outstanding time-based restricted stock awards and the forfeiture of all outstanding performance-based restricted stock awards.
Pension Benefits
Supplemental Executive Retirement - Defined Benefit

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Michael D. Peduzzi	SERP	(1)	1	233,737
Joseph B. Bower, Jr. (2)	SERP	(1)	25	5,670,541
Tito L. Lima	—		—	—
Richard L. Greslick, Jr.	SERP	(1)	24	1,292,883
Martin T. Griffith	—		—	—
Leanne D. Kassab	—		—	—
(1) The SERP is described below. This plan is offset by tax-free earnings from Bank-owned life insurance.
(2) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022. Michael D. Peduzzi was appointed President and CEO of CNB Financial Corporation on December 31, 2022 following Mr. Bower’s retirement.
Retirement Plan
The Corporation maintains the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust (the “Plan”). The Plan permits eligible employees to make pre-tax and Roth contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one-year with 1,000 hour service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing discretionary non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one-year with 1,000 hours service and allows employer contributions in an amount equal to a percentage of eligible compensation plus 5.7% of the compensation for all employees in excess of $147,000, subject to a $305,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $1.6 million for the 401(k) savings plan component and $2.9 million for the profit sharing non-contributory pension plan component.
Supplemental Executive Retirement Plan
The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into SERP agreements that provide retirement benefits to certain executives in the manner discussed below.

The Bank has entered into agreements with Messrs. Bower and Greslick to provide each executive with an annual supplemental retirement benefit at age 65 equal to a percentage of the executive’s final average compensation (i.e., average annual base salary for prior three years plus average annual bonus for prior five years) paid for twenty years reduced, as applicable, by amounts attributable to Social Security, the annual benefit that could be provided by contributions by the Corporation and the Bank (other than the executive’s elective deferrals) to the Plan and the earnings on those amounts, calculated on an actuarial equivalent basis. The annual supplemental retirement benefit percentage at age 65 is 75% for Messrs. Bower and Greslick.
Reduced amounts will be payable under each SERP in the event the executive takes early retirement after age 55. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits. The SERP also provides for termination and change in control benefits with such benefits payable over a twenty-year period. the potential payments that would have occurred assuming a change in control or termination event at December 31, 2022 are outlined in the section Termination and Change in Control Benefits below.
The Bank has entered into an agreement with Mr. Peduzzi to provide him with an annual supplemental retirement benefit at age 62 equal in the amount of $120,000 paid for twenty years. Mr. Peduzzi shall be 0% vested until the later of the date he attains the age fifty-five or five years has passed since the effective date of the agreement. Reduced amounts will be payable under the SERP in the event the executive takes early retirement before 62. If the executive dies prior to payment, the Bank shall pay the beneficiary the present value of the accrued benefit or normal retirement benefit. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits. The SERP also provides for termination and change in control benefits with such benefits payable over a twenty-year period. the potential payments that would have occurred assuming a change in control or termination event at December 31, 2021 are outlined in the section Termination and Change in Control Benefits below.
The SERPs are considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of the Bank.
Nonqualified Deferred Compensation Plan and Executive Defined Contribution Plan
The following table includes information about the activity in, amounts earned, and balances of each NEO’s account under the CNB Financial Corporation Executive Deferred Compensation Plan and Executive Defined Contribution Plan.

Name	Plan	Executive Contributions in 2022(1) ($)	Corporation Contributions in 2022(2) ($)	Aggregate Earnings in 2022(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)
Michael D. Peduzzi (4)	Executive Deferred Compensation	50,000	—	(2,639)	—	47,361
Joseph B. Bower, Jr. (4)	Executive Deferred Compensation	—	—	(109,408)	—	637,136
Tito L. Lima	Executive Defined Contribution	—	60,000	2,387	—	62,387
Richard L. Greslick, Jr.	Executive Deferred Compensation	81,619	—	(49,156)	—	383,254
Martin T. Griffith	Executive Deferred Compensation	—	—	—	—	—
Leanne D. Kassab (5)	Executive Deferred Compensation	25,750	—	(1,363)	—	24,387
Leanne D. Kassab (5)	Executive Defined Contribution	—	90,125	3,585	—	93,710
(1) Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.
(2) Corporation contributions are included in the applicable amounts within the other compensation column of the Summary Compensation Table.
(3) Amounts in this column represent all interest and earnings on Executive Deferred Compensation Plan and Executive Defined Contribution Plan account balances during fiscal 2022. The “above-market” portion of this interest and earnings is included in the fiscal 2022 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for those participating in an Executive Defined Contribution Plan.
(4) Mr. Bower retired from his capacity as President and Chief Executive Officer, effective December 31, 2022. Michael D. Peduzzi was appointed President and CEO of CNB Financial Corporation on December 31, 2022 following Mr. Bower’s retirement.
(5) Ms. Kassab is party to both the Executive Deferred Compensation Plan and the Executive Defined Contribution Plan.

Executive Deferred Compensation
We have established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Bank. Amounts deferred and any earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.
Executive Defined Contribution Plan
The Corporation has adopted a defined contribution plan for certain executive officers, including Mr. Lima and Ms. Kassab, pursuant to which the Corporation will contribute an amount to the defined contribution plan each January 1, commencing (for 2022 only) on January 2, 2022, until their service with the Corporation terminates, equal to 20% of Mr. Lima’s annual base salary and 35% of Ms. Kassab’s annual base salary. They will be 0% vested in the contributions made by the Corporation to the defined contribution plan until the earliest to occur of one of the following events, at which time they will be 100% vested in such contributions: (i) attainment of five years of service with the Corporation; (ii) death or “disability” (as defined in the defined contribution plan); or (iii) a “change in control” (as defined in the defined contribution plan) of the Corporation. They may elect to receive payment of their vested amounts under the defined contribution plan in either a lump sum or in annual installments for a period of ten years, provided that if their service with the Corporation terminates prior to the attainment of age 65, other than by retirement, then their vested amounts under the defined contribution plan will be paid in a lump sum. Payments of vested amounts under the defined contribution plan will be made or commence within 90 days following the later of termination date of service from the Corporation or attainment of age 65, provided that if Mr. Lima or Ms. Kassab becomes disabled, then payments will be made or commence within 90 days following the disability event. Notwithstanding the previous sentence, if Mr. Lima or Ms. Kassab dies prior to payments commencing under the defined contribution plan, then they will receive payment of their vested amounts in a lump sum within 90 days following death, and if their service with the Corporation terminates within one year following a change in control of the Corporation, then they will receive payment of the vested amounts in a lump sum within 90 days following the termination date of service. Amounts contributed to the defined contribution plan by the Corporation will be credited with earnings each December 31 at a fixed rate of 4%.
The Board may, in its sole discretion and at any time, amend or terminate the defined contribution plan, provided that no such amendment or termination may adversely affect the rights or benefits of Mr. Lima or Ms. Kassab under the plan without their prior written consent. The defined contribution plan is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the plan are payable from the general assets of the Corporation.
Termination and Change in Control Benefits
As discussed under “2022 Compensation Program and Pay Decisions” and “Supplemental Executive Retirement Plan” above, the Corporation provides additional benefits to the NEOs in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event would have occurred on December 31, 2022, below.

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination	Retirement	Disability (11)	Death
Michael D. Peduzzi
Cash Severance (1)	$1,568,683	$1,568,683	$1,568,683	$—	$—	$—	$—	$—
Benefit Continuation (2)	9,305	9,305	9,305	—	—	—	—	—
Accelerated Vesting of Equity Awards (3)	88,475	88,475	88,475	88,475	—	—	88,475	88,475
Defined Benefit SERP (4)	233,737	233,737	2,400,000	—	2,400,000	233,737	2,400,000	1,362,686
Total	$1,900,200	$1,900,200	$4,066,463	$88,475	$2,400,000	$233,737	$2,488,475	$1,451,161

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within Two Years of Change In Control	Retirement	Disability (11)	Death
Joseph B. Bower, Jr.
Cash Severance (1)	$2,767,366	$—	$2,767,366	$—	$—	$78,231	$—	$—
Benefit Continuation (2)	—	—	—	—	—	125,596	—	—
Accelerated Vesting of Equity Awards (3)	539,226	539,226	539,226	539,226	—	363,844	539,226	539,226
Defined Benefit SERP (5)	5,670,541	5,670,541	7,249,541	—	7,249,541	5,670,541	5,662,573	3,375,201
Total	$8,977,133	$6,209,767	$10,556,133	$539,226	$7,249,541	$6,238,212	$6,201,799	$3,914,427

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (11)	Death
Tito L. Lima
Cash Severance (1)	$972,946	$—	$972,946	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	90,640	90,640	90,640	90,640	—	—	90,640	90,640
Defined Contribution SERP (7)	—	—	62,387	—	62,387	—	62,387	62,387
Total	$1,063,586	$90,640	$1,125,973	$90,640	$62,387	$—	$153,027	$153,027

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within Two Years of Change In Control	Retirement	Disability (11)	Death
Richard L. Greslick, Jr.
Cash Severance (1) (8)	$1,384,925	$—	$1,384,925	$—	$—	$41,135	$—	$—
Accelerated Vesting of Equity Awards (3)	189,987	189,987	189,987	189,987	—	—	189,987	189,987
Defined Benefit SERP (6)	—	—	2,777,906	—	2,777,906	—	1,275,808	—
Total	$1,574,912	$189,987	$4,352,818	$189,987	$2,777,906	$41,135	$1,465,795	$189,987

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (11)	Death
Marin T. Griffith
Cash Severance (1) (8)	$1,049,521	$—	$1,049,521	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	108,720	108,720	108,720	108,720	—	—	108,720	108,720
Total	$1,158,241	$108,720	$1,158,241	$108,720	$—	$—	$108,720	$108,720

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (10)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (11)	Death
Leanne D. Kassab
Cash Severance (1) (8)	$755,780	$—	$755,780	$—	$—	$29,712	$—	$—
Accelerated Vesting of Equity Awards (3)	96,730	96,730	96,730	96,730	—	—	96,730	96,730
Defined Contribution SERP (7)	—	—	93,710	—	93,710	—	93,710	93,710
Total	$852,510	$96,730	$946,220	$96,730	$93,710	$29,712	$190,440	$190,440

(1) The Employment Contracts provide for lump sum cash severance payments in the event a NEO is terminated without “cause” (as such term is defined in the Employment Contracts), regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control, subject to the NEO’s execution and non-revocation of a release. Such “good reason” circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, (a) Messrs. Greslick and Bower will each be entitled to receive a lump sum cash payment equal to 2.99 times the sum of (i) his base salary plus (ii) the average incentive bonus paid over the preceding three-year period, (b) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) his base salary, plus (ii) the average incentive bonus paid over the preceding three-year period, and (c) Ms. Kassab will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) her average base salary over the preceding five-year period, plus (ii) the average incentive bonus paid over the preceding five-year period. The Employment Contract for Mr. Peduzzi includes a “good reason” trigger not in connection with a change in control if the Corporation’s Board fails to appoint Mr. Peduzzi as President and Chief Executive Officer of the Corporation and the Bank effective as of January 1, 2023.
(2) Messrs. Peduzzi and Bower are each party to an Employment Contract that provides for certain health and welfare benefit continuations under certain circumstances. Mr. Peduzzi’s Employment Contract provides that, upon the termination of employment without “cause” or for “good reason,” then subject to his execution and non-revocation of a release, he will be entitled to, for a period of six months following such termination, medical, dental and vision coverage for Mr. Peduzzi and members of his family, which is not less favorable than the group medical, dental and vision coverage provided to Mr. Peduzzi and family immediately prior to the date of termination. The benefit continuation will terminate if Mr. Peduzzi obtains comparable medical, dental, or vision coverage from any other employer during such period. In addition, Mr. Peduzzi will be obligated to pay an amount equal to the active employee contribution, if applicable. Under Mr. Bower’s Employment Contract, if Mr. Bower retires on December 31, 2022, then the Bank will provide healthcare insurance (i) to Mr. Bower until his 65th birthday (or until Mr. Bower is eligible for other public or private healthcare coverage), plus (ii) healthcare insurance to Mr. Bower’s spouse, until December 31, 2032, as well as his child for the period of time required per the Affordable Care Act. The present value of this future benefit was estimated to be $125,596 at time of retirement and is included in the Summary Compensation Table, column All Other Compensation.
(3) The values in this row represent the amounts of the performance-based restricted stock and time-based restricted stock subject to accelerated vesting upon the termination of employment for any of the following reasons: (i) death, (ii) disability, (iii) retirement, (iv) without cause, (v) for good reason, or, (vi) in the event a change in control occurs during a performance period, subject to the executive’s continued service through the effective time of such Change in Control. For performance-based restricted stock, the NEO will vest as of the date of such termination in a pro-rata portion of the number of shares that would have vested based on actual performance measured as of the most recently completed fiscal quarter, with such pro-rata portion calculated by multiplying such number of shares by a fraction, the numerator of which equals the number of full months that the NEO was employed during the performance period, and the denominator of which equals 36. If the compensation committee of the Corporation cannot determine the extent to which the performance goals have been achieved as of the most recently completed fiscal quarter, then the NEO will vest in a pro-rata portion of the target number of shares of stock identified in his or her agreement, with such pro rata portion calculated as described above. For purposes of this column, the terms “Good Reason,” “Disability,” “Retirement,” “Cause,” and “Change in Control” have the meanings ascribed to them in the 2019 Incentive Plan or applicable award agreement. Mr. Bower did not reach normal retirement age prior to his retirement on December 31, 2022 to qualify for accelerated vesting upon retirement. However, the Board approved the accelerated vesting of his outstanding time-based restricted stock upon his retirement which is included in the table above for the Retirement column. All outstanding performance-based restricted stock was forfeited upon his retirement.

(4) Under the SERP agreement between the Corporation and Mr. Peduzzi (the “Peduzzi SERP Agreement”), if Mr. Peduzzi’s employment is terminated for any reason prior to his 62nd birthday, then Mr. Peduzzi is entitled to an annual amount, for twenty years, equal to $120,000 multiplied by a fraction, the numerator of which is the number of years Mr. Peduzzi participated in the Peduzzi SERP Agreement through the termination date, and the denominator of which is the number of consecutive 12-month periods starting from January 1, 2022 until Mr. Peduzzi’s 62nd birthday. If Mr. Peduzzi’s employment is terminated without cause, for good reason, or retirement before normal retirement age, then such amounts will become payable upon Mr. Peduzzi’s 62nd birthday. The amounts presented above estimate the present value of the future benefits that would be received starting at age 62. If Mr. Peduzzi’s employment is terminated by reason of disability, or for any reason within one year following a change in control, then Mr. Peduzzi will receive the Normal Retirement Benefit in a lump sum payment, regardless of whether Mr. Peduzzi has attained age 62. If Mr. Peduzzi’s employment is terminated by reason of death, then Mr. Peduzzi's beneficiary will receive the present value of the Normal Retirement Benefit in a lump sum within 90 days following death. If Mr. Peduzzi’s employment is terminated for any reason after one year following a change in control, he will receive his full Normal Retirement Benefit, with twenty annual payments.
(5) Under the SERP agreement between the Bank and Mr. Bower (the “Bower SERP Agreement”), if Mr. Bower’s employment is terminated for any reason other than death, then he will be entitled to the “actuarial equivalent” (as defined below) of 75% of (i) the average of Mr. Bower’s base salary for the previous three years, plus (ii) the average of his annual bonus paid for the previous five years, reduced by (iii) (A) amounts attributable to Social Security, as applicable, (B) the actuarial equivalent of his balance in the Bank’s money purchase plan at termination and (C) the actuarial equivalent of his balance in the Bank’s contributions to the 401(k) plan payable at termination (collectively, (i), (ii) and (ii), the “Bower SERP Benefit”). The Bower SERP Benefit will be paid in quarterly installments for a period of 20 years. “Actuarial equivalent” means the actuarial adjustment needed to convert such amounts such that the amount remains equal based on the long-term applicable federal rate (AFR) in place. If Mr. Bower’s employment was terminated by reason of death, then his beneficiary is entitled to 60% of the Bower SERP Benefit, payable in quarterly installments for a period of 20 years. If Mr. Bower’s employment is terminated within two years following a “change in control” (as such term is defined in the Bower SERP Agreement), then he is entitled to 75% of the Bower SERP Benefit, payable in quarterly installments for a period of 20 years and paid to the fully funded rabbi trust established by the Bank for his benefit.
(6) Under the SERP agreement between the Bank and Mr. Greslick (the “Greslick SERP Agreement”), if Mr. Greslick’s employment is terminated for any reason other than death, disability, or pursuant to a change in control as of December 31, 2022, then he will not have any entitlements under the Greslick SERP Agreement because he will not have attained age 55. If Mr. Greslick’s employment is terminated by reason of death, then his beneficiary is entitled to 30% of (i) the average of his base salary for the previous three years, plus (ii) the average of his annual bonus paid for the previous five years, reduced by (iii) (A) amounts attributable to Social Security, as applicable, (B) the “actuarial equivalent” (as defined below) of his balance in the Bank’s money purchase plan at termination and (C) the actuarial equivalent of his balance in the Bank’s contributions to the 401(k) plan payable at termination (collectively, (i), (ii) and (ii), the “Greslick SERP Benefit”). The death benefit under the Greslick SERP Agreement will be paid in quarterly installments for a period of 20 years. “Actuarial equivalent” means the actuarial adjustment needed to convert such amounts such that the amount remains equal based on the long-term applicable federal rate (AFR) in place (the long-term AFR for December 2022 was 4.34%). If Mr. Greslick’s employment is terminated by reason of “disability” (as such term is defined in the Greslick SERP Agreement), then he is entitled to the actuarial equivalent of 65% of the Greslick SERP Benefit, payable in quarterly installments for a period of 20 years. If Mr. Greslick’s employment is terminated within two years following a “change in control” (as such term is defined in the Greslick SERP Agreement), then he is entitled to 65% of the Greslick SERP Benefit, payable in quarterly installments for a period of 20 years and paid to the fully funded rabbi trust established by the Bank for his benefit.
(7) Represents the following amounts under the Defined Contribution Plan agreements between the Corporation and each of Mr. Lima (the “Lima Defined Contribution Plan”) and Ms. Kassab (the “Kassab Defined Contribution Plan”):
a.Under the Lima Defined Contribution Plan, if Mr. Lima’s employment is terminated for any reason other than death, disability, or pursuant to a change in control as of December 31, 2022, then he will not have any entitlements because he will remain unvested until reaching five years of service with the Bank. In the event of death, disability or a change in control event, Mr. Lima will become vested and receive a lump sum payment of the balance of his account.
b. Under the Kassab Defined Contribution Plan, if Ms. Kassab’s employment is terminated for any reason other than death, disability, or pursuant to a change in control as of December 31, 2022, then she will not have any entitlements because she will remain unvested until reaching the age of 55. In the event of death, disability or a change in control event, Mr. Lima will become vested and receive a lump sum payment of the balance of his account.
(8) Amount includes cash severance amount equal to six weeks of base salary under the Bank’s severance policy, which is based on the number of years of service.
(9) Mr. Bower retired, effective December 31, 2022. Due to the technical application of the rules, disclosure has been provided with respect to potential payments due in each of the termination or change in control scenarios reflected in this table, but the amounts reflected in the “Retirement” column reflect amounts actually paid.
(10) The meaning of the term “cause” will be specific to the applicable Employment Contract, SERP agreement, Defined Contribution Plan, 2019 Incentive Plan, or the applicable award agreement thereunder.
(11) The meaning of the term “disability” will be specific to the applicable Employment Contract, SERP agreement, Defined Contribution Plan, 2019 Incentive Plan, or the applicable award agreement thereunder.
Executive Compensation Committee Interlocks and Insider Participation
The members of the ECC are Messrs. Obi (Chairperson), Powell, Scott, Smith and Mses. Pontzer and Young. No person who served as a member of the ECC during 2022 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2022, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC of the Corporation.

CERTAIN TRANSACTIONS
Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.
Code of Ethics
The Board has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.
Policies and Procedures Regarding Transactions with Related Persons
Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.
The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.
The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP
Stock Owned by Management and Directors
The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of February 21, 2023 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned (1)		Percentage of Shares Outstanding (3)
Directors:
Peter F. Smith	96,993			*
Michael D. Peduzzi	17,565			*
Richard L. Greslick, Jr.	37,901			*
Michael Obi	3,206			*
Joel E. Peterson	22,984			*
Deborah Dick Pontzer	38,714	(2)		*
Jeffrey S. Powell	133,552	(2)		*
Nicholas N. Scott	28,464			*
Richard B. Seager	18,589			*
Francis X. Straub, III	34,954			*
Peter C. Varischetti	16,908			*
Julie M. Young	5,567			*
Executive Officers:
Joseph B. Bower, Jr.	71,297	(2)		*
Martin T. Griffith	10,102			*
Leanne D. Kassab	11,612	(2)		*
Tito L. Lima	15,429	(2)		*
Directors and Executive Officers as Group (22 persons)	599,690		2.83%
*    Less than 1%.
(1) Information furnished by directors, NEOs and other executive officers.
(2) Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3) Based on 21,217,777 shares of our common stock outstanding as of February 21, 2023.

Stock Owned by 5% Shareholders
The following table presents common stock ownership information for persons known to us to beneficially own more than 5% of the Corporation’s stock as of the record date of February 21, 2023.

Name	Shares Beneficially Owned		Percentage of Shares Outstanding(1)
Wellington Management Group LLP	1,425,149	(2)	6.7%
BlackRock, Inc.	1,401,528	(3)	6.6%
(1) Based on 21,217,777 shares of our common stock outstanding as of February 21, 2023.
(2) Based on a Schedule 13G filed on February 6, 2023 by Wellington Management Group LLP. (“Wellington”), which listed its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210, Wellington possesses shared voting power with respect to 1,390,828 shares of common stock and shared dispositive power with respect to 1,425,149 shares of common stock. Wellington has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; Wellington Management Global Holdings, Ltd and Wellington Investment Advisors.
(3) Based on a Schedule 13G/A filed on February 1, 2023 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, NY 10055, BlackRock possesses sole voting power with respect to 1,378,858 shares of common stock and sole dispositive power with respect to 1,401,528 shares of common stock. BlackRock has indicated that it filed the Schedule 13G/A on behalf of the following subsidiaries: Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Michael D. Peduzzi, our CEO, as of December 31, 2022. As of December 31, 2022, our most recently completed fiscal year, the annual total compensation of our median employee was $64,192 and the annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement and adjusted for the value of non-discriminatory health insurance benefits, was $1,131,245. As a result, the annual total compensation of our CEO was 18 times that of the median employee.
To identify our median employee, as well as to determine the annual total compensation of our median employee and CEO, we took the following steps:
1.We determined that, as of December 31, 2022, our employee population consisted of 758 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees.
a.In this Proxy Statement, we selected December 31, 2022, which is within the last three months of 2022, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
2.To identify the “median employee” from our employee population, we compared the salary amount of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2022.
3.We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.
4.Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $64,192.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report, then added the value of non-discriminatory health insurance benefits.

OTHER MATTERS
Delinquent Section 16(a) Reports
Under SEC rules, the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.
Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a) other than, as a result of an administrative error, the Corporation had a late filing of a report in March 2022 related to a stock purchase made by Joel E. Peterson.
Other Matters to Come Before the 2023 Annual Meeting
The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.
Shareholder Proposals for the 2024 Annual Meeting
Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2024 Annual Meeting of Shareholders must be addressed to Michael D. Peduzzi., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 and received no later than November 10, 2023. Any shareholder proposal for a nominee to the Board or proposal for any other matter to be acted upon at the 2024 Annual Meeting of Shareholders (and not for inclusion in our proxy statement) must be received no later than January 24, 2024.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 17, 2024.
Householding
If you share an address with one or more other shareholders, you may have received notification that you will receive only a single copy of the 2022 Annual Report, Notice of Internet Availability of Proxy Materials and Proxy Statement for your entire household unless you have notified us that you wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs. If you would like to revoke your consent to “householding,” or if you are receiving multiple copies at your address and would like to enroll in “householding,” please submit your request to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830 or call us at (814) 765-9621. If you own your shares in “street name,” please contact your broker, bank or other nominee to make your request.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania
March 9, 2023

PROXY

CNB Financial Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ms. Kylie Graham, Ms. Katie Anderson and Ms. Alyssa Lumadue, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting of Shareholders") of CNB Financial Corporation in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting of Shareholders to be held at 2:00 PM ET on April 18, 2023 or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at www.viewproxy.com/CNBFinancial/2023 by 11:59 PM ET on April 17, 2023. On the day of the Annual Meeting of Shareholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR ANY NOMINEE IT WILL BE VOTED "FOR" ALL NOMINEES UNDER PROPOSAL 1 AND WILL BE VOTED "FOR" PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

The Proxy Statement and our 2022 Annual Report to Shareholders are available at: http://www.viewproxy.com/CNBFinancial/2023

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

Class 1 directors	**FOR**	**AGAINST**	**ABSTAIN**
01 Peter F. Smith	☐	☐	☐
02 Jeffrey S. Powell	☐	☐	☐
03 Francis X. Straub, III	☐	☐	☐
04 Peter C. Varischetti	☐	☐	☐
Class 3 director			
05 Michael D. Peduzzi	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

WILL ATTEND THE MEETING ☐

Date: ______________________________, 2023

____
Signature

____
Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

CONTROL NUMBER

▲ **FOLD AND DETACH HERE AND READ THE REVERSE SIDE** ▲

As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 17, 2023.

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/CCNE

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY